                                                                     EXHIBIT 2.1



================================================================================




                            ASSET PURCHASE AGREEMENT


                                  BY AND AMONG


                           MAPLE LEAF AEROSPACE, INC.


                             AVIALL SERVICES, INC.


                                      AND


                              AVIALL (CANADA) LTD.


================================================================================

                               TABLE OF CONTENTS

                                                                           PAGE
ARTICLE 1     PURCHASE AND SALE OF THE PURCHASED ASSETS   . . . . . . . . .   1
       1.1    Purchased Assets  . . . . . . . . . . . . . . . . . . . . . .   1
       1.2    Excluded Assets   . . . . . . . . . . . . . . . . . . . . . .   2
       1.3    Closing   . . . . . . . . . . . . . . . . . . . . . . . . . .   3

ARTICLE 2.    ASSUMPTION OF LIABILITIES AND CONTRACTS   . . . . . . . . . .   3
       2.1    Assumed Liabilities   . . . . . . . . . . . . . . . . . . . .   3
       2.2    Retained Liabilities  . . . . . . . . . . . . . . . . . . . .   5

ARTICLE 3.    PURCHASE PRICE  . . . . . . . . . . . . . . . . . . . . . . .   7
       3.1    General   . . . . . . . . . . . . . . . . . . . . . . . . . .   7
       3.2    Payment of Purchase Price   . . . . . . . . . . . . . . . . .   8
       3.3    Post-Closing Procedure  . . . . . . . . . . . . . . . . . . .   8
       3.4    Allocation of Purchase Price  . . . . . . . . . . . . . . . .  10

ARTICLE 4.    REPRESENTATIONS AND WARRANTIES OF SELLERS   . . . . . . . . .  10
       4.1    Organization, Corporate Power, Good Standing  . . . . . . . .  10
       4.2    Corporate Authorization   . . . . . . . . . . . . . . . . . .  10
       4.3    No Violation  . . . . . . . . . . . . . . . . . . . . . . . .  10
       4.4    Purchased Assets  . . . . . . . . . . . . . . . . . . . . . .  11
       4.5    [Intentionally omitted]   . . . . . . . . . . . . . . . . . .  11
       4.6    Financial Information   . . . . . . . . . . . . . . . . . . .  11
       4.7    Accounts Receivable   . . . . . . . . . . . . . . . . . . . .  11
       4.8    Inventory   . . . . . . . . . . . . . . . . . . . . . . . . .  11
       4.9    Books and Records   . . . . . . . . . . . . . . . . . . . . .  12
       4.10   Licenses, Permits and Authorizations  . . . . . . . . . . . .  12
       4.11   No Undisclosed Liabilities, Etc.  . . . . . . . . . . . . . .  12
       4.12   Consents and Approvals of Governmental Authorities  . . . . .  12
       4.13   Litigation  . . . . . . . . . . . . . . . . . . . . . . . . .  12
       4.14   Tax Returns   . . . . . . . . . . . . . . . . . . . . . . . .  12
       4.15   Contracts and Agreements  . . . . . . . . . . . . . . . . . .  12
       4.16   Compliance with Laws  . . . . . . . . . . . . . . . . . . . .  13
       4.17   Environmental Matters   . . . . . . . . . . . . . . . . . . .  13
       4.18   No Material Adverse Change  . . . . . . . . . . . . . . . . .  14
       4.19   Title to Assets, Encumbrances   . . . . . . . . . . . . . . .  14
       4.20   Employees   . . . . . . . . . . . . . . . . . . . . . . . . .  14
       4.21   Labor, Employment Contracts and Employee Benefit Programs   .  14
       4.22   Insurance Policies  . . . . . . . . . . . . . . . . . . . . .  15
       4.23   Conduct in Ordinary Course of Business  . . . . . . . . . . .  15
       4.24   Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
       4.25   Proprietary Rights  . . . . . . . . . . . . . . . . . . . . .  16
       4.26   Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . .  16
       4.27   Schedules and Exhibits  . . . . . . . . . . . . . . . . . . .  16
       4.28   Construction of Certain Provisions  . . . . . . . . . . . . .  17
       4.29   Warranties  . . . . . . . . . . . . . . . . . . . . . . . . .  17

       4.30   Affiliate Transactions  . . . . . . . . . . . . . . . . . . .  17
       4.31   Customers and Suppliers   . . . . . . . . . . . . . . . . . .  17
       4.32   Unlawful Payments and Contributions   . . . . . . . . . . . .  17
       4.33   Approvals   . . . . . . . . . . . . . . . . . . . . . . . . .  17
       4.34   No Implied Representation   . . . . . . . . . . . . . . . . .  17

ARTICLE 5.    REPRESENTATIONS AND WARRANTIES OF PURCHASER   . . . . . . . .  18
       5.1    Organization, Corporate Power and Good Standing   . . . . . .  18
       5.2    Corporate Authorization   . . . . . . . . . . . . . . . . . .  18
       5.3    No Violation  . . . . . . . . . . . . . . . . . . . . . . . .  18
       5.4    Licenses, Approvals, Other Authorizations, Consents, Reports,
              etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
       5.5    Availability of Financing   . . . . . . . . . . . . . . . . .  18

ARTICLE 6.    OTHER COVENANTS   . . . . . . . . . . . . . . . . . . . . . .  19
       6.1    Access and Investigation  . . . . . . . . . . . . . . . . . .  19
       6.2    Agreement to Obtain Consents and Approvals  . . . . . . . . .  19
       6.3    Operation of the Business   . . . . . . . . . . . . . . . . .  19
       6.4    Negative Covenant   . . . . . . . . . . . . . . . . . . . . .  20
       6.5    Notification  . . . . . . . . . . . . . . . . . . . . . . . .  20
       6.6    No Negotiation  . . . . . . . . . . . . . . . . . . . . . . .  20
       6.7    Non-Competition Agreement   . . . . . . . . . . . . . . . . .  20
       6.8    Further Assurances  . . . . . . . . . . . . . . . . . . . . .  20
       6.9    Seller's Employees  . . . . . . . . . . . . . . . . . . . . .  21
       6.10   Systems Transition  . . . . . . . . . . . . . . . . . . . . .  21
       6.11   Sublease  . . . . . . . . . . . . . . . . . . . . . . . . . .  21
       6.12   Financing Arrangements  . . . . . . . . . . . . . . . . . . .  22
       6.13   Records Retention by Purchaser.   . . . . . . . . . . . . . .  22
       6.14   Records Retention by Sellers; Certain Access  . . . . . . . .  22
       6.15   Intracompany Accounts.  . . . . . . . . . . . . . . . . . . .  22
       6.16   Insurance.  . . . . . . . . . . . . . . . . . . . . . . . . .  23
       6.17   [Intentionally omitted.]  . . . . . . . . . . . . . . . . . .  24
       6.18   Non-Assignable Warranty   . . . . . . . . . . . . . . . . . .  24
       6.19   Tax Matters   . . . . . . . . . . . . . . . . . . . . . . . .  24
       6.20   Employees   . . . . . . . . . . . . . . . . . . . . . . . . .  25
       6.21   401(k) Spinoff  . . . . . . . . . . . . . . . . . . . . . . .  25
       6.22   Tri-Star Acquisition  . . . . . . . . . . . . . . . . . . . .  26
       6.23   Aerospace Severance Plan  . . . . . . . . . . . . . . . . . .  26

ARTICLE 7.    CLOSING CONDITIONS  . . . . . . . . . . . . . . . . . . . . .  26
       7.1    Conditions to Purchaser's Obligation to Close   . . . . . . .  26
       7.1.1  Representations and Warranties of Sellers, Compliance with
              Agreement . . . . . . . . . . . . . . . . . . . . . . . . . .  26
       7.1.2  Bill of Sale  . . . . . . . . . . . . . . . . . . . . . . . .  26
       7.1.3  Non-Competition Agreement   . . . . . . . . . . . . . . . . .  26
       7.1.4  Assignment and Assumption Agreement   . . . . . . . . . . . .  26
       7.1.5  Required Contracts  . . . . . . . . . . . . . . . . . . . . .  26
       7.1.6  [Intentionally omitted]   . . . . . . . . . . . . . . . . . .  26
       7.1.7  Absence of Material Change  . . . . . . . . . . . . . . . . .  26
       7.1.8  Concurrent Closing of Tri-Star Transaction  . . . . . . . . .  27
       7.1.9  Regulatory Approvals  . . . . . . . . . . . . . . . . . . . .  27

       7.1.10 Leases and Other Instruments of Conveyance  . . . . . . . . .  27
       7.1.11 Consents  . . . . . . . . . . . . . . . . . . . . . . . . . .  27
       7.1.12 Resolutions;  Incumbency  . . . . . . . . . . . . . . . . . .  27
       7.1.13 Evidence of No Liens  . . . . . . . . . . . . . . . . . . . .  27
       7.1.14 Certificate of Good Standing  . . . . . . . . . . . . . . . .  27
       7.1.15 Certificate of Incorporation; By-Laws   . . . . . . . . . . .  27
       7.1.16 Management Information Systems Agreement  . . . . . . . . . .  28
       7.1.17 Sublease  . . . . . . . . . . . . . . . . . . . . . . . . . .  28
       7.1.18 No Injunction   . . . . . . . . . . . . . . . . . . . . . . .  28
       7.1.19 Availability of Financing   . . . . . . . . . . . . . . . . .  28
       7.1.20 Opinions of Counsel   . . . . . . . . . . . . . . . . . . . .  28
       7.1.21 Opinion of Delaware Counsel   . . . . . . . . . . . . . . . .  28
       7.1.22 Non-Foreign Status  . . . . . . . . . . . . . . . . . . . . .  28
       7.1.23 Certificate of Sellers  . . . . . . . . . . . . . . . . . . .  28
       7.2    Conditions to Sellers' Obligation to Close  . . . . . . . . .  28
       7.2.1  Representations and Warranties of Purchaser; Compliance with
              Agreement . . . . . . . . . . . . . . . . . . . . . . . . . .  28
       7.2.2  Purchase Price  . . . . . . . . . . . . . . . . . . . . . . .  29
       7.2.3  Assignment and Assumption Agreement   . . . . . . . . . . . .  29
       7.2.4  Resolutions, Incumbency   . . . . . . . . . . . . . . . . . .  29
       7.2.5  Certificate of Good Standing  . . . . . . . . . . . . . . . .  29
       7.2.6  Certificate of Incorporation;  By-Laws  . . . . . . . . . . .  29
       7.2.7  Sublease  . . . . . . . . . . . . . . . . . . . . . . . . . .  29
       7.2.8  [Intentionally omitted]   . . . . . . . . . . . . . . . . . .  29
       7.2.9  Regulatory Approvals  . . . . . . . . . . . . . . . . . . . .  29
       7.2.10 No Injunction   . . . . . . . . . . . . . . . . . . . . . . .  29
       7.2.11 Leases and Other Instruments of Conveyance  . . . . . . . . .  29
       7.2.12 Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . .  29
       7.2.13 Consent of Bank Lenders   . . . . . . . . . . . . . . . . . .  29
       7.2.14 Fairness Opinion  . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE 8     INDEMNIFICATION   . . . . . . . . . . . . . . . . . . . . . .  30
       8.1    Indemnity by Sellers  . . . . . . . . . . . . . . . . . . . .  30
       8.2    Indemnity by Purchaser  . . . . . . . . . . . . . . . . . . .  30
       8.3    Procedure and Payment   . . . . . . . . . . . . . . . . . . .  31
       8.4    Other Claims  . . . . . . . . . . . . . . . . . . . . . . . .  31
       8.5    Subrogation   . . . . . . . . . . . . . . . . . . . . . . . .  31

ARTICLE 9.    TERMINATION   . . . . . . . . . . . . . . . . . . . . . . . .  31
       9.1    Termination Date  . . . . . . . . . . . . . . . . . . . . . .  31
       9.2    Termination Fee   . . . . . . . . . . . . . . . . . . . . . .  31

ARTICLE 10.   MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . .  32
       10.1   Survival of Representations and Warranties  . . . . . . . . .  32
       10.2   Disclosure and Confidentiality  . . . . . . . . . . . . . . .  32
       10.3   Brokers   . . . . . . . . . . . . . . . . . . . . . . . . . .  33
       10.4   Construction  . . . . . . . . . . . . . . . . . . . . . . . .  33
       10.5   Bulk Sales  . . . . . . . . . . . . . . . . . . . . . . . . .  33
       10.6   Amendments  . . . . . . . . . . . . . . . . . . . . . . . . .  33
       10.7   Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . .  33

       10.8   Completeness of Agreement   . . . . . . . . . . . . . . . . .  33
       10.9   Assignment  . . . . . . . . . . . . . . . . . . . . . . . . .  33
       10.10  Notices   . . . . . . . . . . . . . . . . . . . . . . . . . .  34
       10.11  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . .  34
       10.12  No Benefit to Others  . . . . . . . . . . . . . . . . . . . .  35
       10.13  Headings  . . . . . . . . . . . . . . . . . . . . . . . . . .  35



Exhibit A -   Defined Terms
Exhibit B -   [Intentionally Omitted]
Exhibit C -   Form of Non-Competition Agreement
Exhibit D -   Form of Employee Waiver and Release
Exhibit E -   Form of Management Services Agreement
Exhibit F -   Form of Sublease
Exhibit G -   Form of Bill of Sale
Exhibit H -   Form of Assignment and Assumption Agreement (Contract Rights)
Exhibit I -   Form of Assignment and Assumption of Leases
Exhibit J -   Form of Estoppel Certificate
Exhibit K -   Form of Opinion of Counsel - Haynes and Boone, LLP
Exhibit L -   Form of Opinion of Counsel - Baker & McKenzie
Exhibit M -   Form of Opinion of Counsel - Sherrard & Roe, PLC
Exhibit N -   Form of Bourjeaurd Certificate
Exhibit O-    Form of Sellers' Certificate and Release

                                 INDEX OF SCHEDULES


Schedule 1.1(a) -    Personal Property to be Purchased
Schedule 1.1(c) -    Accounts Receivable to be Purchased
Schedule 1.1(f) -    Proprietary Rights
Schedule 1.1(k) -    Telephone Numbers
Schedule 1.2(c) -    Excluded Inventory
Schedule 1.2(d) -    Locations of Sellers' Facilities
Schedule 3.1(b) -    March 31 Net Assets Statement
Schedule 3.4 -       Allocation of Purchase Price
Schedule 4.1 -       Foreign Jurisdictions in which Sellers are Qualified to
                     Transact Business
Schedule 4.3 -       No Violations
Schedule 4.4 -       Location of Purchased Assets
Schedule 4.6 -       Financial Information
Schedule 4.7 -       Accounts Receivable
Schedule 4.8 -       Location of Inventory
Schedule 4.10 -      Governmental Licenses, Permits and Authorizations
Schedule 4.11 -      Undisclosed Liabilities
Schedule 4.12 -      Required Filings with Governmental Authorities
Schedule 4.13 -      Litigation
Schedule 4.14 -      Tax Assessment Statute of Limitations Waivers
Schedule 4.15 -      Contracts to be Purchased (with disclosure of assignment
                     restrictions)
Schedule 4.17 -      Environmental Matters
Schedule 4.18 -      No Material Adverse Change
Schedule 4.19 -      Existing Liens
Schedule 4.20 -      Employee and Independent Contractor Information
Schedule 4.21 -      Employee Benefit Plans/Labor Matters
Schedule 4.21(g) -   Aerospace Severance Plan
Schedule 4.22 -      Insurance Policies
Schedule 4.23 -      Conduct of Business in Ordinary Course
Schedule 4.24 -      Leases
Schedule 4.25 -      Proprietary Rights
Schedule 4.29 -      Warranties
Schedule 4.30 -      Affiliate Transactions
Schedule 4.31 -      Significant Customers and Suppliers
Schedule 5.4 -       Licenses, Approvals, Authorizations and Consents
Schedule 5.5 -       Commitment Letter
Schedule 6.9 -       Division Employees
Schedule 6.16 -      Insurance
Schedule 7.13 -      Permitted Liens
Schedule 7.1.5 -     Required Consents

                            ASSET PURCHASE AGREEMENT


         This ASSET PURCHASE AGREEMENT (the "AGREEMENT"), dated September 5, 1996, is by and among AVIALL (CANADA) LTD., an Ontario, Canada corporation ("AVIALL CANADA"), AVIALL SERVICES, INC., a Delaware corporation ("ASI") (ASI and Aviall Canada being collectively referred to herein as the "SELLERS" and each individually as a "SELLER"), and MAPLE LEAF AEROSPACE, INC., a Delaware corporation ("PURCHASER"). Certain capitalized terms used herein shall have the meanings ascribed to such terms in EXHIBIT A attached hereto or in the sections of this Agreement referred to therein.

                                  WITNESSETH:


         WHEREAS, Aviall Canada is a wholly owned subsidiary of ASI;

         WHEREAS, the Aviall Aerospace business unit (the "Division") based in Dallas, Texas engages in the distribution of aerospace hardware products primarily to manufacturers of commercial and military aircraft and other original aviation equipment manufacturers, which distribution involves certain personnel and assets of ASI in the United States and certain personnel and assets of Aviall Canada in Canada (the "Business", which term excludes the distribution of such products by Sellers' Distribution Services business unit);

         WHEREAS, Quentin P. Bourjeaurd ("BOURJEAURD") the President of Purchaser, currently is an employee of ASI and is the vice president of the Division; and

         WHEREAS, Sellers desire to sell to Purchaser certain of the Sellers' property and assets used in the conduct of the Business and Purchaser wishes to purchase such property and assets and to assume certain liabilities relating to the Business and such assets, all upon the terms and subject to the conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto hereby agree as follows:

                                   ARTICLE 1.

                   PURCHASE AND SALE OF THE PURCHASED ASSETS

         1.1 Purchased Assets. Subject to the terms and conditions of this Agreement, on the CLOSING DATE (as defined below), Sellers shall sell, transfer, assign and deliver to Purchaser, and Purchaser shall purchase and acquire from Sellers, all of Sellers' right, title and interest in and to all property and assets, whether owned or leased and other than Excluded Assets, which are used exclusively or held for use exclusively in connection with the Business as of the Closing Date (collectively, the "PURCHASED ASSETS") including, but not limited to, the following:

                 (a) Tangible Personal Property, Inventory and Supplies. All fixtures, vehicles, office furniture, equipment, inventory, operating supplies located at any of the facilities listed on Schedule 4.24, and other similar personal property, including without limitation the fixed assets and inventory of the type listed on SCHEDULE 1.1(A) which Schedule lists the fixed assets and the inventory of the Division as of July 31, 1996;

                 (b) Leases; Leasehold Improvements. All real property leases listed in SCHEDULE 4.24 hereto along with all leasehold improvements thereon;

                 (c) Accounts Receivable. All accounts receivable, notes, or other evidences of indebtedness (collectively, the "ACCOUNTS RECEIVABLE") which are reflected on the Closing Date Net Assets Statement (as hereinafter defined) including, without limitation, those of the type contained on SCHEDULE 1.1(C) which Schedule lists all of the accounts receivable, notes and other evidences of indebtedness of the Division as of July 31, 1996, excluding any Intercompany Receivables which shall be accounted for as set forth in SECTION
6.15 herein;

                 (d) Prepaid Assets, Expenses, Security Deposits. All prepaid assets, expenses, and security deposits, excluding reimbursements for pre-paid insurance premiums relating to the Division for periods after the Closing Date;

                 (e) Contract Rights; Warranties. All agreements, contracts and licenses, outstanding purchase orders, supplier agreements and equipment leases relating to the Division, including but not limited to those of the type specified on SCHEDULE 4.15 together with all assignable rights under product warranties to the extent that Purchaser assumes any liability in respect thereof;

                 (f) Proprietary Rights. Any and all trademarks, trademark registrations and trademark applications listed on Schedule 1.1(f), trade-names, logos, copyrights, computer software and programs, and other licenses thereof, know-how, trade secrets, lists of past, present and potential customers, sales data, sales and advertising materials, scheduling and service methods, sales and service manuals and all other proprietary, confidential and other similar information (in whatever form or medium), but excluding the use of and rights to the name "Aviall," individually or in combination with any other names and excluding any trademarks, servicemarks or tradenames incorporating the name "Aviall" (collectively, "PROPRIETARY RIGHTS");

                 (g) Records. With respect to the Purchased Assets and Assumed Liabilities only, all original records, files, documents, papers, certifications, and documents of origin (the "RECORDS");

                 (h) Licenses, Permits and Approvals. All transferable permits, franchises, licenses, approvals and authorizations by or of governmental authorities or third parties required to operate the Business or own the Purchased Assets;

                 (i) Claims. All causes of action, claims, rights of recovery and set-off of every kind pertaining or relating to the Purchased Assets but only to the extent the related liability, if any, is assumed by Purchaser, including all insurance, warranty and condemnation proceeds, judgments and awards received after the Closing Date with respect to damage, destruction or loss of any Purchased Assets;

                 (j) Goodwill. All goodwill associated with the Business, excluding the use of the name "Aviall" individually or in connection with any other names;

                 (k) Telephone numbers. Any of Sellers' assignable rights to the telephone numbers listed on SCHEDULE 1.1(K), used by the Division; and

                 (l) Other Assets. All other assets of Sellers not specifically set forth in this SECTION 1.1 if such asset is used exclusively or held for use exclusively in connection with the Business.

         1.2 Excluded Assets. The following assets ("EXCLUDED ASSETS") shall be retained by Sellers and shall not be sold and transferred to Purchaser hereunder:

                 (a) Records. Each Seller's formal corporate records, including its certificate of incorporation, by-laws, minute books, and other records having exclusively to do with the corporate organization of such Seller, and such other business records required in connection with Sellers filing of local, state, provincial, or federal tax filings or related to Sellers' other past or present lines of business;

                 (b) Cash and Cash Equivalents. Any and all cash on hand and cash equivalent assets of Sellers, including rights to tax refunds, insurance deposits, duty drawbacks, or premiums and rights to return of premiums, in each case for periods ending on or prior to the Closing Date;

                 (c)      Excluded Inventory.  The inventory described on
SCHEDULE 1.2(C), which inventory has an aggregate book value of $1,750,000 (the "EXCLUDED INVENTORY"); it being agreed that any expenses incurred in connection with such transfer of the Excluded Inventory shall be paid by Sellers and shall not affect the Purchase Price (as hereinafter defined) and shall not be an Assumed Liability (as hereinafter defined);

                 (d) Other Excluded Assets. All assets of Sellers not specifically set forth in SECTION 1.1 and any asset described in SECTION 1.1, if such asset is not used exclusively or held for use exclusively in connection with the Business or does not arise out of the conduct of Business; it being understood by the parties hereto that any asset which is used in connection with the Business and with another business or activity of the Sellers or any of their Affiliates shall be deemed an Excluded Asset. In connection with the foregoing, there shall be a rebuttable presumption that any asset which is not located at Sellers' facilities described in SCHEDULE 1.2(D) on the date hereof or on the Closing Date shall be deemed an Excluded Asset. It is further understood that there shall be a rebuttable presumption that any asset which is located at, or any purchased inventory in transit to, such locations (other than the Excluded Inventory) shall be deemed to be a Purchased Asset, as contemplated by this Agreement.

         1.3 Closing. The closing of the sale and purchase of the Purchased Assets (the "CLOSING") will take place beginning at 9:00 a.m. New York time, on September 12, 1996, at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Ave., New York, New York 10153, or such other time or place as may be mutually agreed upon. For the purposes hereof, the "CLOSING DATE" shall be deemed to be 11:59 p.m. New York, New York time on such date.

                                   ARTICLE 2.

                    ASSUMPTION OF LIABILITIES AND CONTRACTS

         2.1 Assumed Liabilities. Subject to SECTION 2.2 of this Agreement, at the Closing, Purchaser shall assume and shall agree to pay, perform and discharge, the following specific liabilities and obligations of the Business (collectively, the "ASSUMED LIABILITIES"):

                 (a) all obligations and liabilities accrued or reserved against on the Closing Date Net Assets Statement which remain unpaid and/or open on the Closing Date;

                 (b) all liabilities and obligations arising from commitments (in the form of accepted purchase orders, or otherwise) to sell products or services, or outstanding quotations, proposals or bids, arising from or related to the Purchased Assets or the Business as of the Closing Date;

                 (c) all liabilities and obligations arising from commitments (in the form of issued purchase orders or otherwise), or outstanding quotations, proposals or bids, to purchase or acquire equipment, products, supplies or services, arising from the Purchased Assets or the Business prior to or as of the Closing Date;

                 (d) all liabilities and obligations after the Closing Date under existing licenses, real property and equipment leases, rental contracts or other contracts to suppliers, customers, wholesalers, distributors, merchants or end users arising from or related to the Purchased Assets or the Business as of or after the Closing Date to which Sellers or the Division is a party and which are to be assigned to Purchaser hereunder, including without limitation, the contracts included within SECTION 1.1(E) of this Agreement;

                 (e) all liabilities and obligations relating to any accrued but unpaid vacation entitlements of employees of the Division as of the Closing Date who Purchaser employs as of the Closing Date pursuant to the offer of employment to be made by Purchaser under SECTION 6.9;

                 (f) all liabilities and obligations of the Business in respect of claims asserted after the Closing Date arising from warranties relating to the sale of products and services by the Division prior to the Closing Date;

                 (g) any and all liabilities and obligations (including, without limitation, bodily injury, death and property damages) arising out of or relating to either (x) a product or equipment failure, or (y) an accident (including injurious exposure to conditions) which results in bodily injury, death, property damage or personal injury (an "OCCURRENCE") after the Closing Date which relates to either (i) the sale of products by Purchaser or Sellers or any Affiliate of Purchaser or Sellers in respect of the Business made prior to or after the Closing Date, or (ii) the conduct by Purchaser or Sellers or any Affiliate of Purchaser or Sellers of the Business prior to or after the Closing Date, including, without limitation, liability of types customarily covered by the following types of insurance coverage: (A) aviation liability;
(B) automobile liability; (C) workers compensation, but only if the event giving rise to the claim occurs after the Closing Date; or (D) general liability;

                 (h) all sales, transfer and similar Taxes resulting from the conveyance of the Purchased Assets hereunder;

                 (i) any and all liabilities or obligations arising under the lease of the facility at Irvine, California, formerly used in connection with the Business;

                 (j) any and all liabilities or obligations relating to ASI's obligation to provide continuing health care coverage (COBRA) under Sections 601 through 608 of ERISA or any state or local laws, but only with respect to employees of the Business that Purchaser employs pursuant to the offer of employment to be made by Purchaser under SECTION 6.9; and

                 (k) any liability of Sellers for the payment of a severance claim under the Aviall Services, Inc. Severance Pay Plan, dated September 5, 1996 (the "Aerospace Severance Plan"), to a Transferred Employee covered by the Aerospace Severance Plan who has not executed a waiver in the form of EXHIBIT D attached hereto (the "WAIVER"). Purchaser's liability under this SECTION 2.1(K) shall be limited to liability under the Aerospace Severance Plan and Purchaser shall not assume and shall have no liability to Sellers with respect to severance liability under any other severance plan or other arrangement or under any statutory obligations of Sellers.

Without limiting the generality of the foregoing, and notwithstanding any other provision contained herein to the contrary, Purchaser shall assume and shall agree to pay, perform and discharge all of the liabilities and obligations which relate to the Purchased Assets, the Business or the Division or any of its operations as conducted after the Closing Date, including product, general tort or environmental liability, or arise out of the conduct of the Business by Purchaser after the Closing Date, except for, in each case, the Retained Liabilities and Sellers' obligations under SECTION 8 hereof.

         2.2 Retained Liabilities. Except as specified in SECTION 2.1 above, Purchaser will not assume, and will not pay, discharge, perform or otherwise be liable for any liabilities, indebtedness or obligations of the Business or any Seller of any nature whatsoever, whether known or unknown, no matter how or when they may have arisen or arise. Without limiting the generality of the foregoing, and notwithstanding any other provision contained herein to the contrary, the Assumed Liabilities shall not include, and Purchaser shall not be liable for:

                 (a) any and all liabilities in respect of Taxes (for periods ending on or prior to the Closing Date, and whether or not assessed or payable prior or subsequent thereto) which are imposed, levied, assessed or payable by, against or attributable to the Division, the Purchased Assets, or Sellers;

                 (b) any and all liabilities or obligations of the Division or Sellers in respect of criminal and civil fines, penalties and punitive damages (including, without limitation, fines and penalties imposed in respect of withholding, income, sales, payroll, franchise and other Taxes) arising out of or relating to events occurring or actions taken by the Division or Sellers prior to the Closing Date;

                 (c) any and all liabilities or obligations relating to claims made by employees of the Division (including, without limitation, workers compensation and employer's liability) relating to incidents or matters occurring with respect to the Division solely prior to the Closing Date, including, without limitation, any liability for retroactive premiums or other adjustments due under any retrospectively rated insurance policies maintained by Sellers or any of its Affiliates solely with respect thereto; it being understood that any credit for premiums or other adjustments shall belong to Sellers and be deemed Excluded Assets;

                 (d) any and all liabilities or obligations associated with or relating to any of the Excluded Assets;

                 (e) any and all liabilities or obligations arising under any Environmental Laws based upon any conduct, act or omission that occurred prior to the Closing Date;

                 (f) any and all liabilities or obligations resulting from Sellers' or the Division's failure to have obtained all necessary permits, licenses or other authorizations required for the conduct of the Business prior to the Closing Date, including, without limitation, permits, licenses or other authorizations required under Environmental Laws;

                 (g) any and all liabilities or obligations in respect of accounts payable and any other trade notes, accounts payable and other payables of the Division not accrued, disclosed or reserved against on the Closing Date Net Assets Statement;

                 (h) any and all liabilities or obligations in respect to or relating to Intercompany Payables and Intercompany Receivables prior to the Closing Date between the Business and Sellers, or between the Division and any other Affiliate or division of Sellers;

                 (i) any and all liabilities or obligations relating to or arising out of any contract, agreement or commitment not included in the Purchased Assets;

                 (j) any and all obligations or liabilities of the Sellers under or in connection with this Agreement or any of the transactions contemplated hereby, including all other liabilities and obligations with respect to which Sellers are obligated to indemnify Purchaser under this Agreement;

                 (k) any and all liabilities or obligations relating to or arising out of any dividends, notes or other indebtedness payable by Sellers to any stockholder, director, officer, employee or Affiliate of the Division or Sellers or any Affiliate of any such entity or person prior to the Closing Date;

                 (l) any and all liabilities or obligations relating to or arising out of any breach, default or nonperformance by the Division, occurring prior to the Closing Date, under any of the contracts included within the Purchased Assets, excluding any liabilities or obligations expressly assumed under SECTION 2.1 by Purchaser hereunder;

                 (m)      except as assumed by Purchaser pursuant to SECTION
2.1 hereof, any and all liabilities or obligations relating to or arising out of any employment agreement, status as an employee of Sellers (whether at-will or otherwise), or employee personnel policy, or any pension, benefit or compensation arrangement, including, without limitation any Employee Benefit Plan (as defined in SECTION 4.21(D)), pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consultant, bonus, severance, including severance claims arising by reason of the transactions contemplated by this Agreement, health, medical, dental, disability, group insurance or other incentive benefit or welfare contract, plan or arrangement (whether providing benefits pre or post-retirement) that the Sellers contribute to, are obligated under, or maintain or have contributed to, have been obligated under or have otherwise maintained for the benefit of current, former or retired employees of the Division, Sellers or any ERISA Affiliate, or under or in connection with which Sellers have any present or future obligation or liability, not specifically assumed by Purchaser pursuant to SECTION 2.1 of this Agreement;

                 (n) any and all claims and obligations for workers' compensation arising from an event occurring as of or prior to the Closing Date;

                 (o)      except as expressly assumed by Purchaser pursuant to
SECTION 2.1(K) hereof, any and all liabilities or obligations relating to or arising out of any severance payments, allowances or similar benefits to or for any employees of the Division, or severance or termination charges of any agents or distributors of the Division, or bonuses or compensation other than regular wages or salaries payable to any employees, agents or distributors of the Division, accrued or arising prior to the Closing Date or arising in connection with this Agreement or the transactions contemplated hereby, or any grievances, arbitrations, charges or demands of any nature whatsoever arising from any event, action or omission to act occurring with respect to the Division solely prior to the Closing Date and involving any employee, agent or distributor of, or applicant for employment with the Division;

                 (p) any other obligation or liability (excluding Assumed Liabilities) of any kind or nature whatsoever (whether absolute or contingent, known or unknown, recorded or unrecorded) of the Business or Sellers arising out of events occurring with respect to the Business prior to the Closing Date;

                 (q) any and all liabilities or obligations relating to Sellers' obligations to provide continuing health care coverage (COBRA) under Sections 601 through 608 of ERISA or any state or local laws for former or retired employees of the Division who are not employed by Purchaser subsequent to the Closing Date; or

                 (r) any and all liabilities and obligations (including, without limitation, bodily injury, death and property damages) arising out of or relating to an Occurrence prior to the Closing Date which relates to either
(i) the sale of products by Sellers or any Affiliate of Sellers in respect of the Business made prior to the Closing Date, or (ii) the conduct by Sellers or any Affiliate of Sellers of the Business prior to the Closing Date.

         All liabilities retained by Sellers under this SECTION 2.2 are referred to herein collectively as the "RETAINED LIABILITIES."

                                   ARTICLE 3.

                                 PURCHASE PRICE

         3.1 General. The purchase price to be paid by Purchaser to ASI, for the benefit of Sellers, for the Purchased Assets (the "PURCHASE PRICE") shall be the sum of:

                 (a)      $16,250,000, plus

                 (b) an amount equal to any increase in, or less an amount equal to any reduction in, the combined net book value of the Purchased Assets and Assumed Liabilities (the "NET ASSETS") determined by comparing the statement of the Net Assets, excluding inventory, as of March 31, 1996, a copy of which is attached hereto as SCHEDULE 3.1(B) (the "MARCH 31 NET ASSETS STATEMENT"), to a statement of the Net Assets, excluding inventory, as of the Closing Date, prepared in accordance with Section 3.3 below (the "CLOSING DATE NET ASSETS STATEMENT"); plus

                 (c) the cost of any inventory acquired by the Division between April 1, 1996 and the Closing Date (the "ADJUSTMENT PERIOD"); less

                 (d) the cost of any inventory acquired by the Division between January 1, 1996 and the Closing Date (the "1996 INVENTORY"), which was sold by the Division during the Adjustment Period; less

                 (e) the amount actually received or to be received by the Division from the sale during the Adjustment Period of any inventory, other than the 1996 Inventory, included in the March 31 Net Assets Statement.

         Notwithstanding anything herein to the contrary, the calculation of the Purchase Price and the Closing Date Payment (defined below), along with the preparation of the March 31 Net Assets Statement, the Settlement Date Net Assets Statement and the Closing Date Net Assets Statement, shall not take any account of the Excluded Inventory, and the cost of the Excluded Inventory and any amounts received or to be received by the Sellers from the sale of that Excluded Inventory shall not be considered in such calculation.

         The March 31 Net Assets Statement, the Settlement Date Net Assets Statement and the Closing Date Net Assets Statement shall each be prepared in accordance with generally accepted accounting principles, ("GAAP"), applied on a consistent basis. GAAP will prevail over consistency in all accounting matters, except that if Sellers consistently applied an accounting practice or policy that is permissible under GAAP, such practice or policy shall be applied. The Closing Date Net Asset Statement shall be audited by Price Waterhouse LLP ("Sellers Accountants"). Seller shall bear the cost and expense of the audit of the Closing Date Net Asset Statement. Notwithstanding the foregoing, such statements shall not be based, in whole or in part, on a physical inventory of the Purchased Assets and in connection with the Closing Date Net Assets Statement, inventory at March 31, 1996 shall be valued as set forth in the March 31, 1996 Net Assets Statement. The parties shall treat the purchase and sale of assets under this Agreement as an "applicable asset acquisition" within the meaning of Section 1060 of the Code and shall prepare and timely file Internal Revenue Service Form 8594 (and any required exhibits and amendments thereto) in a manner consistent with the allocation of the Purchase Price under Section 3.4.

         3.2     Payment of Purchase Price.

                 (a) Settlement Date Net Assets Statement. Sellers shall prepare a statement of the Net Assets as of a date not more than fourteen (14) calendar days prior to the Closing Date (the "SETTLEMENT DATE"), which shall be referred to herein as the "SETTLEMENT DATE NET ASSETS STATEMENT," and shall deliver to Purchaser such Settlement Date Net Assets Statement no less than three (3) calendar days prior to the Closing Date.

                 (b) Settlement Date Inventory Certificate. No less than three (3) days prior to the Closing Date, Sellers shall deliver to Purchaser a certificate executed by Sellers' Controller (the "SETTLEMENT DATE INVENTORY CERTIFICATE") setting forth the information described in parts (iii), (iv) and
(v) of subparagraph (c) hereof, including the calculation of the adjustments relating thereto.

                 (c) Closing Date Payment. At the Closing, Purchaser shall pay to ASI, for the benefit of Sellers, an amount (the "CLOSING DATE PAYMENT") which shall be the sum of:

                          (i)     $16,250,000, plus

                          (ii)    an amount equal to any increase in, or less
an amount equal to any reduction in, the book value of the Net Assets, excluding inventory, determined by comparing the March 31 Net Assets Statement to the Settlement Date Net Assets Statement; plus

                          (iii)   the cost of any inventory acquired by the
Division between April 1, 1996 and the Settlement Date; less

                          (iv)    the cost of any 1996 Inventory which was sold
by the Division between April 1, 1996 and the Settlement Date; less

                          (v)     the amount actually received or to be
received by the Division from the sale between April 1, 1996 and the Settlement Date of any inventory, other than the 1996 Inventory, included in the March 31 Net Assets Statement.

                 (d) Method of Payment. The Closing Date Payment shall be made on the Closing Date by wire transfer of immediately available funds to one or more accounts to be designated by ASI in writing to Purchaser not less than one (1) business day prior to the Closing Date.

         3.3     Post-Closing Procedure.

                 (a) Sellers' Statements and Audit. Within sixty (60) days after the Closing Date, Sellers shall prepare and deliver to Purchaser the Closing Date Net Assets Statement prepared in accordance with the provisions of
Section 3.1 hereof. At the same time, Sellers shall also deliver to Purchaser a certificate (the "CLOSING DATE INVENTORY CERTIFICATE") setting forth the information described in parts (c), (d) and (e) of SECTION 3.1, including the calculation of the adjustments relating thereto. Sellers shall, at their cost and expense, use their best efforts to have Sellers' Accountants issue an accountant's audit report on the Closing Date Net Assets Statement and to review the Closing Date Inventory Certificate to determine that it was calculated in accordance with parts (c), (d), and (e) of SECTION 3.1.
Purchaser shall provide to Sellers and Sellers' Accountant access to such of the books and records of the Division as may reasonably be required for the audit of the Closing Date Net Assets Statement and the review of the Closing Date Inventory Certificate. Sellers shall cause Sellers' Accountant to give to Arthur Andersen LLP ("PURCHASER'S ACCOUNTANT") access to the workpapers utilized in the preparation of the Closing

Date Net Assets Statement and the Closing Date Inventory Certificate in accordance with established professional standards.

                 (b) Resolution of Purchase Price Calculation Disputes. Purchaser and Purchaser's Accountant shall have thirty (30) days after delivery to Purchaser of the Closing Date Net Assets Statement, Closing Date Inventory Certificate and Sellers' Accountants' audit report to review those documents and to notify Sellers of any disputes Purchaser may have relating thereto, failing which Purchaser shall be deemed to have irrevocably waived any dispute regarding those documents. Purchaser's notice to Sellers of any dispute shall specify in reasonable detail all points of disagreement and demand that a review of such dispute (a "REVIEW") be conducted. Purchaser and Sellers, each acting with or without the participation of their respective accountants as it or they may elect, shall diligently attempt to resolve any such disputes. If the parties are unable to resolve such disputes within fifteen (15) days of Sellers' receipt of notice of a Review, the unresolved disputes shall be referred by the parties to the national office of Ernst and Young, LLP, or if such firm is unwilling or unable to act, to the national office of Coopers and Lybrand to act as Arbitrator (the "ARBITRATOR"). In a manner of its own choosing, the Arbitrator shall, within thirty (30) days after having agreed to serve, finally determine all unresolved disputes with regard to the Closing Date Net Assets Statement and the Closing Date Inventory Certificate, and shall deliver a written notice of its determinations to the parties.

         The parties agree that, with respect to any issue as to which the parties cannot agree, if the accounting practice or policy used or taken by Sellers is permissible under GAAP and has been consistently applied in the preparation of the March 31, 1996 Net Assets Statement and the Closing Date Net Assets Statement, then the Arbitrator shall be required to uphold the Sellers' position. The determinations of the Arbitrator shall be final, conclusive and legally binding on all parties hereto with respect to the Closing Date Net Assets Statement and the Closing Date Inventory Certificate, absent fraud or material misrepresentation. Purchaser and Sellers shall each pay one-half of the fees and expenses of the Arbitrator. Each party shall pay all other fees and expenses incurred by it in connection with the activities described in this paragraph including, without limitation, fees and expenses charged by its legal counsel and accountants.

                 (c) Post-Closing Payment. Based upon the Closing Date Net Assets Statement and the Closing Date Inventory Certificate as modified to reflect the settlement or determination of any disputes, the parties shall calculate the Purchase Price in accordance with the provision of SECTION 3.1. On the Closing Audit Payment Date (defined below), if the Purchase Price is greater than the Closing Date Payment, then Purchaser shall pay to Sellers the amount of such difference, plus interest, and if the Closing Date Payment is greater than the Purchase Price, then Sellers shall pay to Purchaser the amount of such difference, plus interest. In any case, on the Closing Audit Payment Date, such difference shall be paid by wire transfer of immediately available funds to the account or accounts designated by the party entitled to receive such funds. The amount of any such difference shall bear interest, at the rate of eight percent (8%) per annum, from the Closing Date to, but excluding, the date of payment. In the event any action or proceeding is brought to enforce the payment of such adjustment amount, the prevailing party in such action shall be entitled to recover all attorney's fees and other costs incurred in connection with such action.

         For purposes of the payment required to be made pursuant to this
SECTION 3.3(C), "CLOSING AUDIT PAYMENT DATE" shall mean the date which is three
(3) business days after the earliest to occur of (i) thirty (30) days after Purchaser receives the Closing Date Net Assets Statement, and the Closing Date Inventory Certificate together with Sellers' Accountant's report thereon if Sellers shall not have received a notice from Purchaser within such ten-day period demanding a Review, (ii) the date on which the parties agree on a resolution of any disputes regarding the Closing Date Net Assets Statement or the Closing Date Inventory Certificate, or (iii) the date on which the party which is required to make the payment described in the preceding paragraph receives written notice of the determinations of the Arbitrator.

         3.4 Allocation of Purchase Price. The parties agree that for the purposes of (i) completing and filing IRS Form 8594, and (ii) filing all tax returns and statements, forms and schedules in connection therewith, all of the Purchase Price shall be allocated in accordance with SCHEDULE 3.4 attached hereto.


                                   ARTICLE 4.

                   REPRESENTATIONS AND WARRANTIES OF SELLERS

         The Sellers hereby jointly and severally represent and warrant to Purchaser as follows:

         4.1 Organization, Corporate Power, Good Standing. ASI is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware. Aviall Canada is a corporation duly incorporated, validly existing and in good standing under the laws of the Province of Ontario, Canada and is not a non-resident of Canada within the meaning of the Income Tax Act (Canada). Sellers have the corporate power and authority to carry on the Business as now conducted and to own and operate the Purchased Assets. Each Seller has the corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby, to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Each Seller is qualified or licensed to do business as a foreign corporation in each state or province where such qualification is necessary to conduct the Business, as set forth in
SCHEDULE 4.1 hereto.

         4.2 Corporate Authorization. The execution and delivery of this Agreement and the other agreements contemplated hereby and the performance by each Seller of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action, and no other corporate act on the part of either Seller, their respective Boards of Directors or their respective stockholders is necessary to authorize the execution, delivery or performance by Sellers of this Agreement or any other agreement contemplated hereby or thereby. This Agreement has been duly executed by each Seller and constitutes, and the other agreements contemplated hereby, and the instruments and documents to be delivered by Sellers hereunder, also constitute, the legal, valid and binding obligations of Sellers and are enforceable against Sellers in accordance with their respective terms (subject to bankruptcy, reorganization, insolvency, and other similar laws relating to or affecting the enforcement of creditors' rights generally and to the availability of equitable remedies).

         4.3 No Violation. Except as set forth on SCHEDULE 4.3, neither the execution and delivery of this Agreement, nor the performance by Sellers of their obligations hereunder nor the consummation of the transactions contemplated hereby (a) will violate, conflict with, result in any breach of, constitute a default under, or result in the termination or acceleration of, either Seller's certificate of incorporation or articles of incorporation, as appropriate, or Bylaws, or any agreement, indenture, license, obligation or instrument to which either Seller is a party by which such Seller, or any of the Purchased Assets, is bound or affected, the violation, conflict or breach of which would, individually or in the aggregate, have a Material Adverse Effect; (b) except as disclosed in SCHEDULE 4.15, would require the consent of any other party to, or result in the creation or imposition of any Lien upon any of the Purchased Assets under, any agreement or commitment to which either Seller is a party or by which either Seller or any of the Purchased Assets is bound; or (c) will result in a material violation of any law, judgment, decree, order, regulation or rule of any court or governmental authority to which either of the Sellers is subject.

         4.4 Purchased Assets. Except as set forth in SCHEDULE 4.4, Sellers own all the assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own located in the facilities owned or operated by the Division or reflected as owned in the books and records of the Division, including all of the properties and assets reflected in SCHEDULES 1.1(A), 1.1(C), 1.1(F), AND 4.15.

         4.5     [INTENTIONALLY OMITTED]

         4.6 Financial Information. Attached hereto as SCHEDULE 3.1(B) is a true and complete copy of the March 31 Net Assets Statement, which has been prepared in accordance with the books and records of the Business and in accordance with GAAP. The March 31 Net Assets Statement fairly presents all of the assets and liabilities of the Business to be acquired on the date set forth therein. The March 31 Net Assets Statement does not include or reflect any Intercompany Payables or Intercompany Receivables. Attached hereto as Schedule
4.6 is certain unaudited operating information relating to the Division for each of the twelve month periods ended December 31, 1994, and December 31, 1995, and for the three month period ended March 31, 1996 (the "Financial Information"). The Financial Information (i) was derived from the regularly kept books and records of the Division, (ii) was prepared in all material respects in accordance with the accounting principles, policies and practices of the Division consistently applied, excluding inventory obsolescence and inventory and fixed asset write- downs resulting from the transactions contemplated hereby, (iii) fairly presents the financial position of the Division with respect to the line items presented for the periods indicated, and (iv) was included within the Annual Reports on Form 10-K filed by Aviall, Inc. for its fiscal years ended December 31, 1994 and December 31, 1995, and in the Quarterly Report on Form 10-Q filed by Aviall, Inc. for its fiscal quarter ended March 31, 1996, respectively, excluding inventory and fixed asset write-downs resulting from the transactions contemplated hereby.

         4.7 Accounts Receivable. Except as set forth on Schedule 4.7,(i) all accounts receivable shown on the March 31 Net Assets Statement and all accounts receivable thereafter created or acquired by Sellers and the Division in connection with the operation of the Division prior to the Closing Date, including the accounts receivable to be set forth on the Closing Date Net Assets Statement, have arisen and will arise in the Ordinary Course of Business, (ii) other than in the Ordinary Course of Business, no amount of such accounts receivable are subject to any contra, set-offs, allowances or discounts of any kind pursuant to any written, or, to Sellers' Knowledge, other agreements with customers, which, in each case, have not been adequately reserved for; and (iii) no written or, to Sellers' Knowledge, other notice has been received from any account debtor that any amounts of such accounts receivable are subject to any pending or threatened counterclaims, set-offs, allowances or discounts of any kind, other than in the Ordinary Course of Business.

         4.8 Inventory. Except as set forth on SCHEDULE 4.8, all inventory of the Division, whether or not reflected in the March 31 Net Assets Statement, is located at the addresses set forth on SCHEDULE 4.8, and consists of inventory received, accepted, and maintained through the Division's quality procedures, accompanied by documents stating that such products have been certified as being in accordance with the specifications of the design authority for such product. Without making any express or implied representation or warranty as to the amount to be received from the sale of such inventory, the Purchased Assets include Saleable (as defined) inventory with an aggregate original cost not less than the net book value of the inventory as set forth on the Closing Date Net Assets Statement (without any additional reserves taken against such inventory beyond those reflected on the March 31 Net Assets Statement). Except as set forth on SCHEDULE 4.8, Sellers possess and at Closing will transfer to Purchaser all documentation (a) required by law to permit Purchaser to sell or otherwise transfer substantially all the inventory and (b) necessary for the certification of substantially all the inventory contained in the Purchased Assets as required by the contractual obligations of Sellers. All inventory of the Division as of March 31, 1996 plus all inventories thereafter acquired by Sellers or the Division on or prior to the Closing Date, less all inventories sold between April 1, 1996 and the Closing Date, shall be reflected on the Closing Date Net Assets Statement. Except as set forth on SCHEDULE 4.8, all inventories shown as of March 31, 1996, and not disposed of prior to the Closing Date and all inventories thereafter acquired by the Sellers or the Division on or prior to the Closing Date have been acquired by the Division in the Ordinary Course of Business.

         4.9 Books and Records. The records, files, documents and papers of Sellers relating to the Business, which have been made available to Purchaser, are complete and correct and have been maintained in accordance with sound business practices in all material respects, except for any omission or error which would not, individually or in the aggregate, have a Material Adverse Effect.

         4.10 Licenses, Permits and Authorizations. Sellers have all approvals, licenses and permits of all governmental authorities and agencies, necessary for the conduct of the Business and the ownership and use of the Purchased Assets, all of which are identified on SCHEDULE 4.10 ("PERMITS"). Sellers are in material compliance with such Permits. Except as disclosed in
SCHEDULE 4.10, each of the Permits is freely transferable.

         4.11 No Undisclosed Liabilities, Etc. Sellers have no debts, liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) that would have a Material Adverse Effect, except as disclosed on
SCHEDULE 4.11.

         4.12 Consents and Approvals of Governmental Authorities. Except as disclosed in SCHEDULE 4.12, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by Sellers in connection with the execution, delivery and performance of this Agreement by Sellers and the transactions contemplated hereby.

         4.13 Litigation. Except as disclosed in SCHEDULE 4.13, there is no action, proceeding or governmental investigation pending or, to the best knowledge of Sellers, threatened against either of the Sellers or any properties or rights of either of the Sellers relating to the Business, Division or the Purchased Assets, before any court, arbitrator or administrative or governmental body.

         4.14 Tax Returns. Sellers have timely filed all tax reports and returns required to be filed by them, except where the failure to so file will not individually or in the aggregate have a Material Adverse Effect. Such returns are complete and correct in all material respects, and all Taxes due and payable thereon, and all Taxes due and payable before the Closing Date, have been paid or provided for, except where such failure would not result in a Material Adverse Effect. To the best knowledge of Sellers, no facts exist or have existed which would constitute grounds for the assessment of any additional Tax liability with respect to the Purchased Assets. Except as disclosed in SCHEDULE 4.14, Sellers have not granted any waiver currently in effect of the statute of limitations on the assessment of any Taxes or assessments related to the Purchased Assets or the Business of the Division.

         4.15 Contracts and Agreements. SCHEDULE 4.15 identifies every agreement, license, lease and contract which provides for annual payment by either Seller or any third party greater than $100,000 or which was entered into or arose not in the Ordinary Course of Business, to which either Seller is a party that relates to the Business and/or the Purchased Assets (the "CONTRACTS"), and except as disclosed on SCHEDULE 4.15, all of such Contracts may be assigned and transferred to Purchaser without the consent, approval, or waiver of any other party to such Contract or any other third party or governmental authority. Neither Seller nor, to Sellers' Knowledge, any other party to any Contract is in default, and no event has occurred which with the giving of notice or passage of time or both would constitute a default, under any Contract or obligation owed by either Seller with respect to the Business or the Purchased Assets, which default would have a Material Adverse Effect, either individually or together with other defaults, and Sellers have not received any notices of any breach, default, or termination of any Contract. Sellers have furnished to Purchaser accurate and complete copies of all of the Contracts referred to in the first sentence of this SECTION 4.15.

         4.16 Compliance with Laws. The Division and the Purchased Assets are in compliance with, and the manner in which the Sellers use the Purchased Assets and conduct the Business of the Division do not violate, any applicable law, ordinance or regulation of any federal, state or local government or agency except for violations, if any, that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Neither Seller has received notice of any such violation or alleged violation from any governmental agency relating thereto. The parties agree that this representation does not relate to or cover environmental matters, and that the Sellers make no representation or warranty with respect to environmental matters, except as specifically set forth in SECTION 4.17.

         4.17    Environmental Matters.   Except for such matters as are
disclosed on SCHEDULE 4.17, Sellers have conducted the Business, at all times, in material compliance with, and have not been and are not currently in violation of or liable under, any Environmental Law. Except as disclosed on
SCHEDULE 4.17, Sellers have no basis to expect, nor have they received, any order, written notice, or other communication from (i) any governmental body or private citizen, or (ii) the current or prior owner or operator of any facilities utilized in the conduct of the Business (the "Facilities"), including any to which materials have been delivered and/or transported by the Division for off-site disposal, treatment or recycling, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or potential obligation to undertake or bear the cost of any environmental, health, and safety liabilities with respect to any of the Facilities or with respect to any Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Sellers, or by any other person in connection with the conduct of the Business for whose conduct Sellers are responsible under law or contract or with respect to any Facility from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

         Except as disclosed on SCHEDULE 4.17, there are no pending or, to the knowledge of Sellers, threatened claims, encumbrances, or other restrictions of a material nature resulting from any environmental, health, and safety liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities in which Sellers have or had an interest.

         Except as disclosed on SCHEDULE 4.17, to Sellers' Knowledge, there is no basis to expect, nor have Sellers received, any citation, directive, inquiry, notice, order, summons, warning, or other written communication that relates to any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any environmental, health, and safety liabilities with respect to any of the Facilities in which Sellers had an interest, or with respect to any Facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Sellers, or any other person in connection with the conduct of the Business for whose conduct Sellers are responsible under law or contract, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

         Except as disclosed on SCHEDULE 4.17, to Sellers' Knowledge, there is no reasonable basis to expect that, Sellers have environmental, health, and safety liabilities with respect to the Facilities, or with respect to any property geologically or hydrologically adjoining the Facilities.

         Sellers have made available to Purchaser complete copies and results of any reports, studies, analyses, tests, or monitoring possessed by or within the control of Sellers pertaining to Hazardous Materials or hazardous activities in, on, or under the Facilities, or concerning compliance by Sellers or any other person for whose conduct Sellers are responsible under law or contract, with Environmental Laws in respect of the Division and the Purchased Assets. Such reports and additional materials have been made available for the convenience of Purchaser and Sellers are not aware of nor liable for any material omission from or inaccuracy in any such reports or materials and make no other representation as to any such report or material.

         4.18 No Material Adverse Change. Except as disclosed on SCHEDULE 4.8, since March 31, 1996, there has been no Material Adverse Change. Sellers have not received any written notice that any customers intend to discontinue or substantially diminish or change its relationship with the Business on account of the transaction contemplated hereby or otherwise, other than Contracts expiring in the Ordinary Course of Business.

         4.19 Title to Assets, Encumbrances. The fixed assets included within the Purchased Assets, other than inventory (the "Fixed Assets"), are in good condition and repair, normal wear and tear excepted, for the purposes for which they are used, and none of the Fixed Assets requires any repair or replacement except for maintenance in the Ordinary Course of Business for Sellers. Sellers have good and indefeasible title to the Purchased Assets (including, without limitation, all inventory) and none of such Purchased Assets is subject to any lien, mortgage, pledge, security interest, encumbrance, hypothecs, adverse claim, right of any third party, or charge of any kind (collectively, "LIENS"), except as set forth in SCHEDULE 4.19. If Purchaser obtains the financial systems not being sold hereunder either from Sellers or from Tri-Star, as the case may be, the Purchased Assets will be sufficient for the conduct of the Business in substantially the same manner as conducted prior to Closing.

         4.20    Employees.

                 (a) SCHEDULE 4.20 is a true and complete list setting forth (a) the names, current salaries of, and other compensation payable to, the employees of the Division, regardless of the amount of annual compensation,
(b) the names and total annual compensation for all independent contractors who render services on a regular basis to the Division or are currently under contract to render services to the Division whose current annual compensation is $10,000 or more, and (c) the names of each employee of the Division who is party to an employment, confidentiality, non-compete, written agreement, or, to Sellers' Knowledge, other agreement with a Seller, true and complete copies of each of which have been provided to Purchaser.

                 (b) Other than as set forth in SCHEDULE 4.20, the Sellers are not legally required (i) to pay to any employee of the Division pursuant to any written, or to Sellers' Knowledge, any oral agreement, any bonus or increase in compensation, (ii) to change any contract, plan or arrangement for employees of the Division, or (iii) to create any new contract, plan or arrangement for employees of the Division.

         4.21    Labor, Employment Contracts and Employee Benefit Programs.

                 (a)      [intentionally omitted]

                 (b) Neither Seller has any liability or obligation under a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA (as defined below) in respect of the employees employed in the Division.

                 (c) The Seller 401(k) Plan (as defined in SECTION 6.21) is qualified under Section 401(a) of the Code and nothing has occurred with respect to the operation of the Seller 401(k) Plan which could cause the loss of such qualification or the imposition of any liability, penalty or tax under the Employee Retirement Income Security Act of 1974, as amended, and regulations thereunder, ("ERISA") or the Code.

                 (d) SCHEDULE 4.21 sets forth a true and complete list of each employee benefit plan of Sellers within the meaning of Section 3(3) of ERISA and each other contract, plan or arrangement providing a benefit for employees of the Division ("EMPLOYEE BENEFIT PLAN").

                 (e) At the Closing Date, there will be no contractual restrictions with the Sellers which would restrict in any way the ability of the Purchaser to offer employment pursuant to SECTION 6.9.

                 (f) Sellers are not a party to or obligated in connection with the Division under or with respect to any collective bargaining agreements, arrangements or contracts with any labor union or other representative of employees or any employee benefits provided by any such agreement. No employees of the Division are represented by any labor organization. No labor organization or group or employees has made a pending demand for recognition or certification. Except as otherwise listed in
SCHEDULE 4.21, no work stoppage, shutdown, strike, union organizational activity, allegation, charge or complaint of employment discrimination or other similar occurrence has occurred with respect to employees of the Sellers engaged in the Business of the Division during Sellers' past three completed fiscal years, or is pending or threatened against Sellers; nor do Sellers know any basis for any such allegation, charge or complaint. Sellers are in compliance and have complied in all material respects with all applicable laws relating to the employment of labor within the Division, including provisions thereof relating to wages, hours, equal opportunity, Worker Adjustment Retraining Notification Act of 1988 and any similar state or local "plant closing" law, collective bargaining and the payment of Social Security taxes, and any state taxes. Except as otherwise listed in SCHEDULE 4.21, there are no administrative charges or court complaints pending or, to the best knowledge of Sellers, threatened against Sellers with respect to employees of Sellers engaged in the business of the Division before the U.S. Equal Employment Opportunity Commission or any state, federal or Canadian court or agency concerning alleged employment discrimination or any other matter relating to the employment of labor, within the Division. Except as otherwise listed in SCHEDULE 4.21, there is no unfair labor practice charge or complaint threatened or pending against Sellers before the National Labor Relations Board ("NLRB") or any similar state, local or Canadian body with respect to employees of Sellers engaged in the business of the Division.

                 (g) Attached hereto as SCHEDULE 4.21(G) is a true and complete copy of the Aerospace Severance Plan. The Aerospace Severance Plan is the only plan or arrangement applicable to the employees of the Division with respect to severance payments.

         4.22 Insurance Policies. Attached hereto as SCHEDULE 4.22 is a correct and complete list and description of all insurance policies owned by Sellers with respect to the Business or the Purchased Assets. Such policies are in full force and effect, and Sellers are not in default under any of them. Sellers have not received any notice of (a) cancellation or intent to cancel, or (b) increase or intent to increase premiums, with respect to such insurance policies and Sellers are not aware of any basis for any such action. The policies are sufficient for compliance with all obligations of Sellers under any Contracts, except to the extent that any non-compliance, either individually or in the aggregate, would not have a Material Adverse Effect.

         4.23 Conduct in Ordinary Course of Business. Except as set forth on Schedule 4.23 since March 31, 1996, Sellers have conducted the Business only in the Ordinary Course of Business, have incurred no liabilities with respect to the Division other than in the Ordinary Course of Business, and there has been no:

                 (a) except in the Ordinary Course of Business, payment or increase by either Seller of any bonuses, salaries, or other compensation to any employee, or entry into any employment, severance, or similar contract with any director, officer, or employee engaged exclusively in the Business of the Division;

                 (b) adoption of, or increase in the payments to or benefits under, any Employee Benefit Plan for or with any employees engaged in the Business of the Division;

                 (c) damage to or destruction or loss of any asset or property used in the Business by the Division, whether or not covered by insurance, that has a Material Adverse Effect on the properties, assets, business, financial condition, or prospects of the Business of the Division, taken as a whole;

                 (d) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, loan, credit, guaranty, or similar agreement or any agreement with an Affiliate of a Seller, or (ii) any Contract or transaction involving a total remaining commitment by or to the Division of at least $200,000, other than Contracts expiring in the Ordinary Course of Business;

                 (e) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property used in the conduct of the Business or mortgage, pledge, or imposition of any Lien or other encumbrance on any Purchased Asset;

                 (f) cancellation or waiver of any claims or rights with a value to the Division in excess of $200,000;

                 (g) disclosure of confidential or proprietary information except to a party that is a party to a written agreement protecting such confidential information;

                 (h) to Sellers' Knowledge, actual or threatened loss of customers or key personnel of the Business, other than Quentin P. Bourjeaurd;

                 (i) material change in the tax or financial accounting methods used by Sellers with respect to the Division; or

                 (j) agreement, whether oral or written, by either Seller to do any of the foregoing.

         4.24 Leases. All leases of the real and personal property leased by ASI or any Seller and utilized by the Division, including all such leases with related parties or Affiliates (if any, which are identified as such), are listed on SCHEDULE 4.24. ASI enjoys peaceful and undisturbed possession under all such leases, and all of such leases are valid and in full force and effect. Neither Seller nor, to Sellers' Knowledge, any other party to any such leases, is in default, and no event has occurred which with the giving of notice or passage of time or both would constitute a default, under any such lease, which default would result in a Material Adverse Effect.

         4.25 Proprietary Rights. Sellers have good title to all of the Proprietary Rights of Sellers, subject to the licenses and matters set forth in
SCHEDULE 4.25. The use of the Proprietary Rights by Sellers in connection with the Division does not infringe on the rights of any person or entity and no person or entity has asserted any such claim. SCHEDULE 4.25 lists all Proprietary Rights included in the Purchased Assets and all agreements related thereto which affect such Proprietary Rights. To Sellers' Knowledge, no person or entity infringes on the Proprietary Rights.

         4.26 Disclosure. This ARTICLE 4 does not contain, and the certificates to be delivered by each Seller pursuant to SECTION 7.1.1 will not contain, any untrue statement of a material fact or omit, and such certificates will not omit, any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.


         4.27 Schedules and Exhibits. Disclosure of any fact or item in any Schedule or Exhibit hereto referenced by a particular paragraph or section in this Agreement shall, should the existence of the fact or item or its contents be relevant to any other paragraph or section, be deemed to be disclosed with respect to that other paragraph or section, but only to the extent that it is apparent from the content of the disclosure that the fact or item is relevant to such other paragraph or section.

         4.28 Construction of Certain Provisions. It is understood and agreed that neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits is intended to imply that such amounts, or the items so included, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes hereof; provided, however, that the representations and warranties which are specifically included in this Agreement and which expressly are made with respect to matters which are material to Sellers or the Business shall not be affected by the foregoing.

         4.29 Warranties. SCHEDULE 4.29 summarizes all claims outstanding, pending or, to the best knowledge of the Sellers, threatened under or for breach of any warranty relating to any products sold or distributed by the Division. The Sellers have made available to Purchaser copies of the product warranties of products sold or distributed by the Division, all of which, to Sellers' Knowledge, are assignable to Purchaser.

         4.30 Affiliate Transactions. Except as disclosed on SCHEDULE 4.30, no Affiliate of a Seller has any agreement with a Seller (other than employment agreements disclosed on SCHEDULE 4.20) relating to, or any interest in any property used in or pertaining to, the Division, the Business or the Purchased Assets (other than ownership of capital stock of a Seller).

         4.31 Customers and Suppliers. SCHEDULE 4.31 lists the 10 largest customers and suppliers of the Division for the 12-month period ended December 31, 1995 and the six month period ending June 30, 1996, and sets forth opposite the name of each such customer or supplier the approximate percentage of net sales or purchases by the Division attributable to such customer or supplier for each such period.

         4.32 Unlawful Payments and Contributions. Neither of the Sellers, any Affiliate thereof, nor any of their respective directors, officers or, any of their respective employees or agents has, with respect to the Business, (i) used any funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other U.S. or applicable foreign law relating to improper payments to governmental representatives; or
(iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any person or entity.

         4.33 Approvals. The sale by Sellers of the Purchased Assets requires the prior written consent of (a) the senior lenders to Aviall, Inc., and (b) the Royal Bank of Canada (collectively, the "BANK LENDERS"). Sellers have no reason to believe that any of the Bank Lenders will not consent to the transactions contemplated hereby.

         4.34 No Implied Representation. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, IT IS THE EXPLICIT INTENTION OF EACH PARTY HERETO THAT SELLERS ARE NOT MAKING ANY REPRESENTATION, OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY GIVEN IN THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE AS TO ANY OF THE PURCHASED ASSETS; IT BEING UNDERSTOOD THAT EXCEPT FOR SELLERS' REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, PURCHASER IS ACCEPTING THE PURCHASED ASSETS ON AN "AS IS" AND "WHERE IS" BASIS.


                                   ARTICLE 5.

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to each of the Sellers as follows:

         5.1 Organization, Corporate Power and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Purchaser is qualified or licensed to do business as a foreign corporation in the State of Texas and in each other state or province where such qualification is necessary to conduct its Business.

         5.2 Corporate Authorization. The execution and delivery of this Agreement and the other agreements contemplated hereby and the performance by Purchaser of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action and no other corporate act on the part of Purchaser, its Board of Directors or its stockholders is necessary to authorize the execution, delivery or performance by Purchaser of this Agreement or any other agreement contemplated hereby or thereby. This Agreement has been duly executed by Purchaser, and constitutes, and the other agreements contemplated hereby, and the instruments and documents to be delivered by Purchaser hereunder, also constitute, the legal, valid and binding obligations of Purchaser enforceable against the Purchaser in accordance with their respective terms (subject to bankruptcy, reorganization, insolvency, and other similar laws relating to or affecting the enforcement of creditors' rights generally and to the availability of equitable remedies).

         5.3 No Violation. Neither the execution and delivery of this Agreement, nor the performance by Purchaser of its obligations hereunder nor the consummation of the transactions contemplated hereby (a) will violate, conflict with, result in any breach of, constitute a default under, or result in the termination or acceleration of, the Purchaser's certificate of incorporation, or Bylaws, or any agreement, indenture, license, obligation or instrument to which Purchaser is a party or by which Purchaser or any of its subsidiaries, is bound or affected, the violation, conflict or breach of which would, individually or in the aggregate, have a Material Adverse Effect; (b) would require the consent of any other party to, or result in the creation or imposition of any Lien upon any of the assets of the Purchaser under, any material agreement or commitment to which Purchaser is a party or by which Purchaser is bound; or (c) will result in a material violation of any law, judgment, decree, order, regulation or rule of any court or governmental authority to which Purchaser is subject.

         5.4 Licenses, Approvals, Other Authorizations, Consents, Reports, etc. Except as disclosed on SCHEDULE 5.4, no registrations, filings, declarations, applications, notices, consents, approvals, authorizations, orders, qualifications or waivers are required to be made, filed, given or obtained by Purchaser or any of its subsidiaries with, to or from any person or governmental authorities and agencies in connection with the execution, delivery, and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby.

         5.5 Availability of Financing. Purchaser has no reason to believe that financing (including equity capital in an amount not less than $22 million) sufficient to enable Purchaser to consummate the transactions contemplated by this Agreement (including the acquisition by Purchaser or its Affiliates of Tri-Star Aerospace, Inc. and its Affiliates ("TRI-STAR")) will not be available to Purchaser on the Closing Date. Attached hereto as SCHEDULE
5.5 is a copy of a commitment letter (the "Commitment Letter") issued to Purchaser in connection with obtaining debt financing necessary to consummate the transactions contemplated by this Agreement. The amount of money to be loaned to Purchaser pursuant to the Commitment Letter, together with the contemplated equity capital, is sufficient to enable Purchaser to consummate the transactions contemplated by this Agreement and the acquisition of Tri-Star and its Affiliates. The Commitment Letter is true and complete and accurately describes the understanding between the Purchaser and its debt financing source and has not been modified or amended. Purchaser shall promptly deliver to Sellers a copy of any amendment or modification of the Commitment Letter.

                                   ARTICLE 6.

                                OTHER COVENANTS

         6.1 Access and Investigation. Between the date of this Agreement and the Closing Date, Sellers will, subject to SECTION 10.2(B) hereof, (a) afford Purchaser and its representatives and prospective lenders and their representatives (collectively, "PURCHASER'S ADVISORS") reasonable access during normal business hours to the Division's personnel, properties, contracts, books and records, and other documents and data, (b) make available and furnish to Purchaser and Purchaser's Advisors copies of all such contracts, books and records, and other existing documents and data relating to the Business and the Division as Purchaser may reasonably request, and (c) make available to Purchaser and Purchaser's Advisors such additional financial, operating, and other data and information relating to the Business and the Division as Purchaser may reasonably request; provided, however, that, to the extent the parties hereto subsequently agree and upon such terms and conditions as then specified, subsurface or other environmental testing shall be limited to "Phase 1" environmental tests and prior to any such subsurface or other environmental testing, Purchaser will provide Sellers with prior written notice and an opportunity to participate in such testing and will provide copies of all reports and other results of such investigations and testings to Sellers. Notwithstanding the foregoing or any other provision of this Agreement, Sellers shall not deliver nor provide Purchaser, Purchaser's employees, directors, officer and agents, or any Affiliate with access to any workpapers, letters, memoranda or other documents relating to the writedown of any inventory or assets of the Business done prior to April 1, 1996 (the "Writedown Documents").

         6.2 Agreement to Obtain Consents and Approvals. Purchaser, on the one hand, and Sellers, on the other hand, each hereby agree to cooperate with one another and to use all commercially reasonable efforts to obtain all governmental and third party consents and approvals to the transfer and assignment of the Purchased Assets and as otherwise necessary to complete the transactions contemplated by this Agreement (including all filings, if any, under the Hart- Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT")) and (including taking all actions requested by Purchaser to cause early termination of any applicable waiting period under the HSR Act); provided, however, that there shall be no obligation on either Purchaser or Sellers in order to obtain any such consent to (i) make any payments to third parties, or (ii) to divest any assets of the Division or Tri-Star.

         6.3 Operation of the Business. Between the date of this Agreement and the Closing Date, Sellers will:

                 (a) except for the transfer of the Excluded Inventory, conduct the Business only in the Ordinary Course of Business;

                 (b) use its Best Efforts to preserve intact the current business organization of the Division, keep available, except in connection with non-performance or malfeasance, the services of the current officers, employees, and agents of the Division, and maintain the relations and good will with suppliers, customers, landlords, creditors, agents, and others having business relationships with the Division;

                 (c) inform the Purchaser concerning operational matters relating to the Business of a material nature; and

                 (d) otherwise respond to reasonable requests of Purchaser requesting information on the status of the business, operations and finances of the Division.

         6.4 Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, neither Seller will, without the prior written consent of Purchaser, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in SECTION
4.23 is likely to occur.

         6.5 Notification. Between the date of this Agreement and the Closing Date, Sellers agree that Sellers will promptly notify Purchaser in writing if either Seller becomes aware of any fact or condition that causes or constitutes a breach of any of its representations and warranties hereunder as of the date of this Agreement, or if Sellers become aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Purchaser agrees that it will promptly notify Sellers in writing if it becomes aware of any fact or condition that causes or constitutes a breach of any of its representations and warranties hereunder as of the date of this Agreement, or if Purchaser becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, each party hereto will promptly notify the remaining parties hereto of the occurrence of any breach of any covenant in this SECTION 6 or of the occurrence of any event that may make the satisfaction of the conditions in
SECTION 7 impossible or unlikely.

         6.6 No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to its terms, Sellers agree with Purchaser that neither of the Sellers nor any of their Affiliates or their respective officers, directors or employees, nor any investment banker, attorney, accountant or other representative retained by Sellers or any such Affiliate, shall, directly or indirectly, solicit offers from, negotiate with, or in any manner encourage, discuss with the offeror, or accept any proposal of any other person relating to the acquisition of the assets and business of the Division, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation or otherwise (other than sales of inventory in the Ordinary Course of Business) subject to the fiduciary duties under applicable corporate law of the respective Boards of Directors of Sellers. Sellers will promptly notify Purchaser in the event that any Seller receives any proposal which Sellers believe in the exercise of their reasonable judgment is bona fide.

         6.7 Non-Competition Agreement. At the Closing, Sellers will enter into a Non-Competition Agreement (the "NON-COMPETITION AGREEMENT") with Purchaser, substantially in the form attached hereto as EXHIBIT C.

         6.8 Further Assurances. Sellers and Purchaser agree that, from time to time, whether before or after the Closing Date, each of them will, and will cause their respective Affiliates to, execute and deliver such further instruments of conveyance and transfer and take such other action as may be necessary to carry out the purposes and intents hereof. Without limiting the generality of the foregoing, Purchaser shall extend full cooperation to Sellers to enable Sellers to obtain and take possession of the Excluded Assets after the Closing. Neither Sellers or Purchaser shall take any actions which are inconsistent with the purposes and intentions hereof. Sellers shall, from time to time after the Closing, upon the request of Purchaser, perform, execute and deliver, or cause to be performed, executed, and delivered, all such further acts and instruments as may be required for the better assigning, transferring, granting, conveying, assuring and confirming to Purchaser the Purchased Assets sold to Purchaser pursuant to this Agreement.

         6.9     Seller's Employees.

                 (a) Within ten (10) calendar days prior to the Closing Date, but effective as of the Closing Date, Purchaser shall offer employment on an "at- will" basis to those of the employees of Sellers exclusively employed in the Division on the Closing Date who are listed on SCHEDULE 6.9. Such offer shall state (i) that each such employee shall be compensated at the same base salary as disclosed in
SCHEDULE 4.20, (ii) that each such employee shall be allowed to participate in the employee benefit plans and arrangements maintained for similarly situated employees of Tri-Star, and (iii) without limiting or restricting the foregoing, such other terms and conditions of employment as determined by Purchaser, in its sole discretion. Purchaser may, in its sole discretion, elect not to offer employment to up to three (3) of the employees listed on SCHEDULE 6.9; provided, however, that Purchaser notifies Sellers of such decision and such employees' names at least three (3) calendar days prior to the Closing Date. Such employees receiving and accepting Purchaser's offer of employment pursuant to the terms hereof shall hereinafter be referred to as "TRANSFERRED EMPLOYEES". With respect to each Transferred Employee, Purchaser agrees to use reasonable efforts to obtain prior to the Closing Date a Waiver, in the form of EXHIBIT D attached hereto, of any and all rights and claims to any severance package or other severance compensation, payments or benefits under the Aerospace Severance Plan from Sellers as of the Closing Date for periods of employment prior to the Closing Date (the "SEVERANCE CLAIMS"); provided, however, that if Purchaser does not obtain such Waiver from any such Transferred Employee, and Purchaser thereafter hires such employee, Purchaser shall assume all liabilities relating to such Severance Claims as set forth in
Section 2.1(k) and indemnify Sellers with respect thereto as set forth in
Article 8 hereof. Sellers agree to give such reasonable assistance to Purchaser as may be required to obtain the Waivers and Purchaser agrees to provide originals of all Waivers so obtained to Sellers at the Closing. If any such employees are subject to restrictive agreements with Sellers, Sellers agree to release such employees from the provisions of such restrictive agreements so as to enable Purchaser to employ these persons. In addition to
SCHEDULE 4.20, Sellers will provide such other information and access to work history records relating to the Division's employees as Purchaser may reasonably request. For purposes of Purchaser's vacation plan, each Transferred Employee shall receive service credit for all service by such employee with Sellers or their Affiliates and their predecessors. For purposes of Purchaser's medical plan, Purchaser agrees to waive any limitations regarding pre-existing medical conditions to the extent so waived in Sellers' medical plan as of the Closing Date as to Transferred Employees, effective immediately after the Closing Date, and as to other persons entitled to coverage under the terms of the Purchaser's medical plan by virtue of their relationship to such employees

                 (b) No provision of this Agreement, express or implied, shall create any rights or remedies of any nature or kind whatsoever in any Transferred Employee or in his or her beneficiaries and nothing in this Agreement shall in any way hinder or prevent Purchaser from amending or terminating any pension, compensation or employee benefit plan or from terminating any Transferred Employee at any time.

         6.10 Systems Transition. At the Closing, ASI and Purchaser will enter into a Management Services Agreement (the "MANAGEMENT SERVICES AGREEMENT") substantially in the form attached hereto as EXHIBIT E, to enable Purchaser to continue to utilize the information systems operated by Sellers in connection with the Division, in the manner and for the period provided therein.

         6.11 Sublease. At the Closing, ASI and Purchaser will enter into a sublease agreement (the "SUBLEASE"), for that space at the facility located at 2527 Willowbrook, Dallas, Texas, currently used by Sellers in the conduct of the Business, which Sublease shall be substantially in the form attached hereto as EXHIBIT F.

         6.12 Financing Arrangement. Purchaser shall use its reasonable commercial efforts to obtain the debt financing and equity capital contemplated pursuant to Section 5.5 to enable Purchaser to consummate the transactions contemplated by this Agreement and the acquisition of Tri-Star and its Affiliates and covenants and agrees to provide debt financing sources or any equity investors promptly with all information and documentation necessary in order to consummate such financing. Purchaser shall (a) give prompt notice to the Sellers of any material development affecting the ability of the Purchaser to consummate the transactions contemplated by this Agreement and the acquisition of Tri-Star and its Affiliates, including any material development or change relating to the Commitment Letter, and (b) promptly notify the Sellers in writing of any events, facts and occurrences arising subsequent to the date of this Agreement is signed by the parties hereto (including any proposed revision or modification to the Commitment Letter) which could materially and adversely affect the financing or the consummation of the transactions contemplated hereby and the acquisition of Tri-Star and its Affiliates, which could result in any breach of any representation or warranty or any material covenant contained in, or which could have the effect of making any representation and warranties in this Agreement false or misleading in any material respect.

         6.13 Records Retention by Purchaser. Purchaser shall not dispose of or destroy any books or records relating to the Purchased Assets or Sellers' conduct of the Business that are located or stored at the site of the Business as of the Closing Date without complying with applicable guidelines promulgated by the Internal Revenue Service or Revenue Canada, as applicable and without first offering, by written notice at least 60 days before the date of intended disposition or destruction, to turn over possession thereof to Sellers. Purchaser shall allow Sellers access to such books and records, but only to those books and records and only during the normal working hours of the facility where they are located or stored, and Sellers shall have the right at its own expense to make copies of such books and records, provided, however, that any such access or copying shall be had or done in such a manner as not to interfere with the normal conduct of Purchaser's business.

         6.14 Records Retention by Sellers; Certain Access. Sellers shall not dispose of or destroy any books or records relating to the Purchased Assets or Sellers' conduct of the Business between January 1, 1994 and the Closing Date (the "BOOKS AND RECORDS") without complying with applicable guidelines promulgated by the Internal Revenue Service or Revenue Canada, as applicable and without first offering, by written notice at least 60 days before the date of intended disposition or destruction, to turn over possession thereof to Purchaser. Sellers shall allow Purchaser access to the Books and Records, during the normal working hours of the facility where they are located or stored and upon reasonable notice, and Purchaser shall have the right at its own expense to make copies of the Books and Records, provided, however, that any such access or copying shall be had or done in such a manner as not to interfere with the normal conduct of Sellers' business. Sellers also agree to allow Purchaser and Purchaser's independent public accountants to have access to the Books and Records and such other information, excluding the Writedown Documents, as shall be reasonably necessary for Purchaser to prepare, and for such independent public accountants to audit, such financial statements as may be required to be presented for the Division as a "predecessor company," in a registration statement filed by Purchaser or any successor corporation with the Securities and Exchange Commission under the Securities Act.

         6.15 Intracompany Accounts. Notwithstanding anything to the contrary set forth herein all amounts owed or payable by the Business to, or to the Business by, Sellers or any Affiliate of Sellers, including officers, stockholders or employees Affiliated with the Division, shall be settled and paid immediately prior to the Closing Date with no payment made by any party to this Agreement.

         6.16    Insurance.

                 (a) For a period of five years following the Closing Date, Purchaser shall, at its own expense, maintain insurance policies for worldwide aviation products liability and general liability of types similar to those currently maintained by Sellers and in amounts as set forth on SCHEDULE 6.16, it being agreed and understood that Purchaser shall, at its own expense, increase the amount of its aviation liability insurance to not less than $20 million within 90 days of Closing. All such policies shall be endorsed as follows:

                          (i)     To name Sellers, their Affiliates, and each
of their respective directors, officers, employees and agents, and each of their heirs, executors, successors and assigns (collectively, the "SELLER INSURED PARTIES") as additional insureds or named insureds (with respect to claims made policies) with respect to claims and actions arising out of or relating to:

                                  (A)      the conduct by Purchaser or Sellers
or any Affiliate of Purchaser or Sellers of the Business at any time prior to or after the Closing Date, including, without limitation, liability of the types customarily covered by the following types of insurance coverage (A) aviation liability; (B) automobile liability; (C) workers' compensation; or (D) general liability;

                                  (B)      the  sale of products by Purchaser
or Sellers or any Affiliate of Purchaser or Sellers in respect of the Business made prior to or after the Closing Date;

                          (ii)    to provide that coverage is primary and
without right of contribution from any insurance that the Seller Insured Parties may now carry or hereafter choose to carry;

                          (iii)   to provide a severability of interest clause
protecting the Seller Insured Parties as though a separate policy had been issued to each, but without increasing the overall limit of liability or aggregate;

                          (iv)    to provide that if at any time Purchaser
fails to maintain the insurance as stated herein, then the Seller Insured Parties shall have the right, but not the duty, to pay premiums in order to maintain in effect the insurance required hereunder for the benefit of the Seller Insured Parties; provided, however, that in the event that the Seller Insured Parties pay such premiums as described above, Purchaser shall immediately reimburse the Seller Insured Parties by wire transfer of immediately available funds; and

                          (v)     to provide that the Seller Insured Parties
shall receive sixty (60) days written notice of cancellation or material change in coverage prior to such cancellation or material change being effective to the Seller Insured Parties.

         Purchaser shall provide, or shall cause to be provided, a certificate of insurance issued to the Seller Insured Parties prior to the Closing Date and promptly upon each insurance renewal thereafter and upon the increase of the aviation liability insurance described above, evidencing that the insurance has been endorsed to include the provisions as required herein and such certificate shall provide a waiver of subrogation rights of Tri-Star.

                 (b) For a period of five (5) years following the Closing Date, Sellers shall, at their own expense, maintain insurance policies for worldwide aviation products liability and general liability of types similar to those currently maintained by Purchaser and in the same amounts, as set forth on SCHEDULE 6.16. All such policies shall be endorsed as follows:

                          (i)     To name Purchaser, its Affiliates, and each
of their respective directors, officers, employees and agents, and each of their heirs, executors, successors and assigns (collectively, the "PURCHASER INSURED PARTIES") as additional insureds or named insureds (with respect to claims made policies) with respect to claims and actions arising out of or relating to:

                                  (A)      the conduct by Sellers or any
Affiliate of Sellers of the Business at any time prior to the Closing Date, including, without limitation, liability of the types customarily covered by the following types of insurance coverage (A) aviation liability; (B) automobile liability; (C) workman's compensation; or (D) general liability;

                                  (B)      the  sale of products by Sellers or
any Affiliate of Sellers in respect of the Business made prior to the Closing Date;

                          (ii)    to provide that coverage is primary and
without right of contribution from any insurance that the Seller Insured Parties may now carry or hereafter choose to carry;

                          (iii)   to provide a severability of interest clause
protecting the Purchaser Insured Parties as though a separate policy had been issued to each, but without increasing the overall limit of liability or aggregate;

                          (iv)    to provide that if at any time Sellers fail
to maintain the insurance as stated herein, then the Purchaser Insured Parties shall have the right, but not the duty, to pay premiums in order to maintain in effect the insurance required hereunder for the benefit of the Purchaser Insured Parties; provided, however, that in the event that the Purchaser Insured Parties pay such premiums as described above, Purchaser shall immediately reimburse the Purchaser Insured Parties by wire transfer of immediately available funds; and

                          (v)     to provide that the Purchaser Insured Parties
shall receive sixty (60) days written notice of cancellation or material change in coverage prior to such cancellation or material change being effective to the Purchaser Insured Parties.

         Sellers shall provide, or shall cause to be provided, a certificate of insurance issued to the Purchaser Insured Parties on the Closing Date and promptly upon each insurance renewal thereafter, evidencing that the insurance has been endorsed to include the provisions as required herein.

         6.17    [INTENTIONALLY OMITTED.]

         6.18 Non-Assignable Warranty. To the extent any third-party product warranties are not assignable to, or enforceable by, Purchaser, Seller shall at Purchaser's expense cooperate with Purchaser and use reasonable commercial efforts to attempt to enforce any warranty claims thereunder on Purchaser's behalf but shall not be obligated to file suit to enforce such warranty claims.

         6.19 Tax Matters. Sellers and Purchaser shall cooperate fully with each other and make available or cause to be made available to each other in a timely fashion such tax data, prior tax returns and filings and other information as may be reasonably required for the preparation by Purchaser or Sellers of any tax returns, elections, consents, certificates or other documents required to be prepared or filed by Purchaser or Sellers and any audit or other examination by any taxing authority, or judicial or administrative proceeding relating to liability for Taxes. Purchaser and Sellers will each retain and make available to the other party during normal business hours and upon reasonable notice all records and other information which may be relevant to any such tax return, document, audit or examination, proceeding or determination, and will each provide the other party with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any tax return of the other party for any period. Sellers will retain copies of all tax returns supporting work schedules and other records relating to tax periods or portions thereof ending prior to or on the Closing Date.

         At the Closing, Purchaser and Sellers shall deliver to each other such properly completed resale exemption certificates and other similar certificates or instruments as are necessary to claim available exemptions from the payment of sales, transfer, use or other similar Taxes under applicable law.

         All real and personal property Taxes, state and local ad valorem Taxes and assessments applicable to the Business or the Purchased Assets shall be prorated by the parties as of the Closing Date, and all such Taxes applicable to periods of time prior to the Closing Date shall be the sole obligation, responsibility and expense of Sellers. All such assessments and Taxes applicable to periods after the Closing Date shall be the sole obligation, responsibility and expense of Purchaser.

         At its election, Purchaser may use the "Alternative Procedure" provided in Section 5 of Revenue Procedure 84-77 with respect to filing and furnishing Internal Revenue Service Forms W-2, W-3 and 941 to Transferred Employees for the 1996 calendar year; provided, however, that Purchaser shall provide written notice to Sellers of such election at least five (5) calendar days prior to Closing. Under such "Alternative Procedure", (i) Sellers and Purchaser each shall report on a predecessor-successor basis as set forth in such Revenue Procedure, (ii) Sellers shall be relieved from furnishing Forms W-2 to all Transferred Employees and (iii) Purchaser shall assume the obligations of Sellers to furnish such Forms W-2 to such Transferred Employees for the full 1996 calendar year. Purchaser also shall use such similar procedures and make similar elections under state or local tax laws. Purchaser shall be responsible for filing and furnishing Internal Revenue Service Forms W-2, W-3 and 941 for the full 1996 calendar year.

         6.20 Employees. For a period commencing on the date of this Agreement and ending two (2) years following the Closing Date, (i) the Sellers shall not, and shall cause their Affiliates not to, without the prior written consent of Purchaser, offer employment, to any person currently employed by the Division and (ii) Purchaser shall not, and shall cause its subsidiaries not to, without the prior written consent of Sellers, offer employment to any employee of Sellers not currently employed exclusively in connection with the Division.

         6.21 401(k) Spinoff. As of the Closing Date, Sellers shall make all contributions (including employee contributions within the control of Sellers matching contributions and other employer contributions) provided for under the Sellers' 401(k) Plan (the "SELLER 401(K) PLAN") to the Seller 401(k) Plan attributable to service and compensation through the Closing Date, whether or not such contributions are due under the terms of the Seller 401(k) Plan. Sellers shall, to the extent legally permissible, cause a spin-off and transfer in compliance with Section 414(l) of the Code from the trust for the Seller 401(k) Plan to a trust established by and for a defined contribution savings plan qualified under Section 401(a) of the Code maintained or established by Purchaser ("PURCHASER'S 401(A) PLAN") of an amount in cash equal to the aggregate account balances, as of the date of such transfer, of the Transferred Employees (as defined in SECTION 6.9(A)) who are participants under the Purchaser's 401(a) Plan as of such transfer date; provided, however, that Purchaser shall assume no liability for the valuation of the accounts of the Transferred Employees under the Seller 401(k) Plan. Any such transfer shall occur as soon as practicable following the later of (i) the Closing Date, (ii) the designation (or establishment or amendment, if necessary) of Purchaser's 401(a) Plan, (iii) the receipt by Sellers of a favorable determination letter issued by the Internal Revenue Service for the Purchaser's 401(a) Plan or an opinion of counsel of Purchaser reasonably satisfactory to Sellers opining that the Purchaser's 401(a) Plan is a qualified plan under Sections 401(a) of the Code, (iv) an opinion of counsel of Purchaser reasonably satisfactory to Sellers opining that the Purchaser's 401(a) Plan contains all provisions necessary to permit a transfer of assets in accordance with Section 414(l) of the Code and the regulations thereunder, from the Seller 401(k) Plan to Purchaser's 401(a) Plan, including, but not limited to, for example an opinion that Purchaser's 401(a) Plan contains all provisions necessary to avoid an impermissible cutback under Section 411(d)(6) of the Code with respect to the benefits, rights and features associated with the amounts transferred from the Seller 401(k) Plan, and, if applicable, (v) the expiration of thirty days after both Purchaser and Sellers have filed Form 5310-A, if necessary, with the Internal Revenue Service. The Purchaser's 401(a) Plan shall provide that any Transferred Employee that was eligible to participate under the Seller 401(k) Plan shall immediately be eligible to participate under the Purchaser's 401(a) Plan.

         6.22 Tri-Star Acquisition. Purchaser and its Affiliates shall promptly notify Sellers of any indications that the Purchaser or one of its Affiliates may not be able to consummate the acquisition of Tri-Star on the Closing Date.

         6.23 Aerospace Severance Plan. Sellers covenant and agree not to amend or modify the Aerospace Severance Plan in any respect prior to or after Closing without the prior written consent of Purchaser.

                                   ARTICLE 7.

                               CLOSING CONDITIONS

         7.1 Conditions to Purchaser's Obligation to Close. The obligations of Purchaser to consummate the transactions contemplated by this Agreement and to pay the Purchase Price are subject to the fulfillment on or before the Closing Date or waiver thereof of each of the following conditions:

                 7.1.1 Representations and Warranties of Sellers, Compliance with Agreement. The representations and warranties of Sellers in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though all such representations and warranties had been made as of such date, except for any such representations and warranties that are expressly made as to time or a specific date (which need only be true and correct in all material respects as to such time or date). Sellers shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by them on or before the Closing Date. Each Seller shall deliver to Purchaser a certificate of an authorized officer and secretary, dated the Closing Date, to that effect.

                 7.1.2 Bill of Sale. Purchaser shall have received from Sellers a Bill of Sale, executed by Sellers, covering the Purchased Assets in the form of EXHIBIT G attached hereto.

                 7.1.3 Non-Competition Agreement. Purchaser shall have received from Sellers a Non-Competition Agreement between Sellers and Purchaser, executed by Sellers, substantially in the form of EXHIBIT C attached hereto.

                 7.1.4 Assignment and Assumption Agreement. Purchaser shall have received an Assignment and Assumption Agreement, executed by Sellers, substantially in the form of EXHIBIT H attached hereto, with respect to the Purchased Assets.

                 7.1.5 Required Contracts. Sellers shall have assigned to Purchaser each of the contracts listed on SCHEDULE 7.1.5 attached hereto or, alternatively, the Purchaser shall have received satisfactory assurances that it will be granted a new contract on terms substantially as favorable, when taken as a whole, as that with the respective Seller, of each such contract.

                 7.1.6    [INTENTIONALLY OMITTED]

                 7.1.7 Absence of Material Change. There shall have occurred no Material Adverse Change between the date hereof and the Closing Date.

                 7.1.8 Concurrent Closing of Tri-Star Transaction. The closing, concurrently with or immediately following the Closing, of the acquisition by Purchaser or one or more subsidiaries of Purchaser of Tri-Star pursuant to that certain Agreement and Plan of Merger between Purchaser and Tri- Star dated as of August 28, 1996.

                 7.1.9 Regulatory Approvals. Receipt by Purchaser and Sellers of all regulatory approvals necessary for consummation of the acquisition of all of the Purchased Assets without any requirement to divest any assets of the Division or Tri-Star, including, if applicable, the expiration (or early termination) of waiting periods under the HSR Act, and satisfaction of all other applicable legal requirements.

                 7.1.10 Leases and Other Instruments of Conveyance. With respect to the leases included in the Purchased Assets, Purchaser shall have received from Sellers an Assignment and Assumption of Leases, executed by Sellers, substantially in the form of EXHIBIT I attached hereto, together with a Landlord's Estoppel Certificate executed by each landlord, substantially in the form of EXHIBIT J attached hereto.

                 7.1.11 Consents. Purchaser shall have received from Sellers copies of all written consents, required for Sellers to transfer the Purchased Assets, including specifically the consent of the Bank Lenders to Aviall, Inc., to the sale of the Purchased Assets. With respect to any contract listed on SCHEDULE 7.1.5, for which no consent to assignment is delivered, the Purchaser shall have received the assurances with respect to the grant of new contracts as contemplated by SECTION 7.1.5.

                 7.1.12 Resolutions; Incumbency. Purchaser shall have received from Sellers copies of resolutions adopted by the Board of Directors and the stockholder of each Seller, authorizing the execution and delivery of this Agreement and each document to be executed by such Seller and the consummation of the transactions contemplated hereby, in each case certified by the Secretary or Assistant Secretary of such Seller, together with customary certifications as to the incumbency of relevant officers of such party.

                 7.1.13 Evidence of No Liens. Sellers shall deliver to Purchaser as of the Closing Date, in form and substance satisfactory to counsel for Purchaser, Forms UCC-3 or related termination statements, satisfactions and releases, along with such other documents as Purchaser and its counsel shall reasonably require to evidence the termination of all Liens related to the Purchased Assets other than the liens set forth on SCHEDULE 7.1.13.


                 7.1.14 Certificate of Good Standing. Purchaser shall have received certificates of good standing (or equivalent certificates) with respect to Sellers issued by the Office of the Secretary of State of Delaware in the case of ASI and the appropriate governmental authority of the Province of Ontario, Canada in the case of Aviall Canada, in each case dated not more than ten (10) days prior to the Closing Date.

                 7.1.15 Certificate of Incorporation; By-Laws. Purchaser shall have received copies of the Certificates of Incorporation or equivalent charter documents of Sellers certified by the Secretary of State of the State of Delaware in the case of ASI and the appropriate governmental authority of the Province of Ontario, Canada in the case of Aviall Canada, and Bylaws of Sellers, certified by the Secretary or Assistant Secretary of each Seller.

                 7.1.16 Management Services Agreement. Purchaser shall have received from Sellers, the Management Services Agreement, executed by Sellers, substantially in the form of EXHIBIT E attached hereto.

                 7.1.17 Sublease. Purchaser shall have received from Sellers the Sublease for the location at 2527 Willowbrook, Dallas, Texas, executed by ASI, substantially in form of EXHIBIT F attached hereto.

                 7.1.18 No Injunction. At the Closing Date there shall be no pending or threatened litigation by a governmental authority or a third party nor shall be any injunction, restraining order or decree of any nature of any court or governmental authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement.

                 7.1.19 Availability of Financing. Purchaser shall have received debt financing from one or more banks or other financial institutions on terms and conditions acceptable to Purchaser which, after giving effect to the contemplated equity capital of up to $22 million, is in an amount sufficient, in Purchaser's sole discretion, to consummate the transactions contemplated under this Agreement and the Tri-Star agreement referred to in Section 7.1.8 and to provide adequate working capital to operate the Business and the business of Tri-Star immediately thereafter, it being understood that debt financing on the terms set forth in the Commitment Letter shall be deemed to be acceptable to Purchaser.

                 7.1.20 Opinions of Counsel. Purchaser shall have received an opinion of Haynes and Boone, LLP, counsel for ASI, substantially in the form attached hereto as EXHIBIT K and an opinion of Baker & McKenzie, counsel for Aviall Canada, substantially in the form attached hereto as EXHIBIT L.

                 7.1.21 Opinion of Delaware Counsel. Purchaser shall have received from Morris, Nichols, Arsht & Tunnell, counsel to Aviall, Inc. in connection with this Agreement and the transactions contemplated hereby, an opinion dated as of the Closing Date, to the effect that no approval of the stockholders of Aviall, Inc. is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

                 7.1.22 Non-Foreign Status. Purchaser shall have received an affidavit of non-foreign status from ASI pursuant to Treasury Regulation Sec. 1.1445-2.

                 7.1.23   Certificate of Sellers.   Bourjeaurd shall have
         received from Sellers that certain Certificate and Release, dated as of the Closing Date, substantially in the form attached hereto as EXHIBIT O.

         7.2 Conditions to Sellers' Obligation to Close. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment on or before the Closing Date or waiver thereof of each of the following conditions:

                 7.2.1 Representations and Warranties of Purchaser; Compliance with Agreement. The representations and warranties of Purchaser in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though all such representations and warranties had been made as of such date, except for any such representations and warranties that are made as to time or a specific date (which need only be true and correct in all material respects as to such time or date). Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it on or before the Closing Date. Purchaser shall deliver to Sellers a certificate of its President and Secretary, dated the Closing Date, to that effect. In addition, Bourjeaurd will have delivered a certificate to the Sellers substantially in the form of EXHIBIT N hereto on the date hereof and an update of such certificate as of the Closing Date.

                 7.2.2 Purchase Price. Sellers shall have received confirmation of federal funds wire transfer to the account or accounts designated by ASI, for the benefit of Sellers, of funds in an amount equal to the Purchase Price.

                 7.2.3 Assignment and Assumption Agreement. Sellers shall have received from Purchaser an Assignment and Assumption Agreement, executed by Purchaser, with respect to the Assumed Liabilities which Purchaser has agreed to assume hereunder, substantially in the form of EXHIBIT H hereto.

                 7.2.4 Resolutions, Incumbency. Sellers shall have received from Purchaser copies of resolutions adopted by the Board of Directors of Purchaser authorizing the execution and delivery of this Agreement and each document to be executed by Purchaser and the consummation of the transactions contemplated hereby, in each case certified by the Secretary of Purchaser, together with customary certifications as to the incumbency of relevant officers thereof.

                 7.2.5 Certificate of Good Standing. Sellers shall have received a Certificate of Good Standing of Purchaser issued by the Office of the Secretary of State of Delaware dated not more than ten
         (10) days prior to the Closing Date.

                 7.2.6 Certificate of Incorporation; By-Laws. Sellers shall have received copies of the Certificate of Incorporation of Purchaser certified by the Secretary of State of the State of Delaware, and Bylaws of Purchaser certified by the Secretary of Purchaser.

                 7.2.7 Sublease. Sellers shall have received from Purchaser the Sublease for the location at 2527 Willowbrook, Dallas, Texas, executed by Purchaser, substantially in form of EXHIBIT F attached hereto.

                 7.2.8    [INTENTIONALLY OMITTED]

                 7.2.9 Regulatory Approvals. Receipt by Purchaser and Sellers of all regulatory approvals necessary for consummation of the sale of the Purchased Assets.

                 7.2.10 No Injunction. At the Closing Date there shall be no injunction, restraining order or decree of any nature of any court or governmental authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement.

                 7.2.11 Leases and Other Instruments of Conveyance. With respect to the leases included in the Purchased Assets, Sellers shall have received from Purchaser an Assignment and Assumption of Leases, executed by Purchaser, substantially in the form of EXHIBIT I attached hereto.

                 7.2.12 Opinion of Counsel. Sellers shall have received an opinion of Sherrard & Roe, PLC, counsel for Purchaser, substantially in the form attached hereto as EXHIBIT M.

                 7.2.13 Consent of Bank Lenders. Sellers shall have received consent of the Bank Lenders to the sale of the Purchased Assets.

                 7.2.14 Fairness Opinion. Sellers shall have received from Merrill Lynch & Co., Inc., financial advisor to Sellers, its opinion dated as of a recent date, substantially to the effect that the consideration to be received by Sellers hereunder in consideration for the Purchased Assets and Assumed Liabilities as contemplated herein, is fair or reasonable from a financial point of view, to the stockholders of Aviall, Inc.

                                   ARTICLE 8.

                                INDEMNIFICATION

         8.1 Indemnity by Sellers. Without limitation of any other provision of this Agreement or any other rights and remedies available to Purchaser at law or in equity, Sellers, jointly and severally, covenant and agree to indemnify, defend and hold harmless Purchaser and its Affiliates, stockholders, officers, directors, employees, representatives, successors and assigns (the "PURCHASER INDEMNIFIED PARTIES") from all liabilities, losses, claims, demands, damages, judgments, interest, penalties, fines, costs and expenses, whether or not arising out of third-party claims (including without limitation, diminution in value and consequential damages, reasonable attorneys' and accountants' fees and expenses) (collectively, "Losses") actually or allegedly arising out of, in connection with or relating to (i) any breach of any covenant or agreement of Sellers or any inaccuracy in any of the representations and warranties of Sellers in this Agreement or in any certificate delivered by Sellers pursuant to this Agreement; (ii) claims, lawsuits, actions and proceedings by Sellers' employees, former employees or applicants to Sellers, or any beneficiary or executor of the estate of any of the foregoing, relating to employment, except to the extent such claims and liabilities are an Assumed Liability; (iii) claims, lawsuits, and other liabilities arising out of Sellers' conduct of the Business of the Division on or before the Closing Date, to the extent that such losses described in clauses
(i), (ii) and (iii) hereof are not an Assumed Liability and together with amounts paid under SECTION 2.1 (F) AND (G) exceed $300,000 in the aggregate;
(iv) all uninsured amounts paid or incurred by the Purchaser Indemnified Parties pursuant to SECTION 2.1 (G), or any amounts paid to customers by the Purchaser Indemnified Parties pursuant to Section 2.1(f), for product warranty losses not paid by the applicable manufacturer but only to the extent that such Losses, together with all Losses under clauses (i), (ii), and (iii) exceed $300,000 in the aggregate and relate to products sold by the Division prior to the Closing Date; or (v) the Excluded Assets or Retained Liabilities. Purchaser, on behalf of itself and the Purchaser Indemnified Parties, agrees to use reasonable commercial efforts to pursue any warranty and/or insurance for claims under SECTIONS 2.1 (F) AND (G), but shall not be obligated prior to seeking any indemnity from Sellers under the provision of this ARTICLE 8 to file suit to enforce such warranty or insurance claims. It is understood and agreed that Sellers' obligations in the aggregate under clauses (i), (ii),
(iii), (iv) and (v) of this SECTION 8.1 shall be limited to the amount of the Purchase Price. In addition, with respect to SECTION 4.8 hereof, Sellers shall not be deemed to be in breach of SECTION 4.8 and shall not indemnify Purchaser under the provisions of this ARTICLE 8 for Sellers failure to possess or transfer to Purchaser certificates of conformance with respect to any inventory item included within the Purchased Assets on the Closing Date, unless Purchaser has attempted to and failed to obtain such certificates of conformance using reasonable commercial efforts following one hundred twenty (120) days after Purchaser's written request for certification from the manufacturer of such inventory item.

         8.2 Indemnity by Purchaser. Without limitation of any other provision of this Agreement or any other rights and remedies available to Sellers at law or in equity, Purchaser covenants and agrees to indemnify, defend and hold harmless Sellers and their Affiliates, stockholders, officers, directors, employees, representatives, successors and assigns (the "SELLER INDEMNIFIED PARTIES") from all liabilities, losses, claims, demands, damages, judgments, interest, penalties, fines, costs and expenses whether or not arising out of third-party claims (including reasonable attorneys' and accountants' fees and expenses) actually or allegedly arising out of, or in connection with, or relating to (i) any inaccuracy in any of the representations and warranties of Purchaser in this Agreement or any certificate delivered by Purchaser pursuant to this Agreement (other than Exhibit N attached hereto) and (ii) the Assumed Liabilities.

         8.3 Procedure and Payment. If, after the Closing Date either Seller or Purchaser (the "INDEMNITEE") shall receive notice of any third-party claim or alleged third-party claim asserting the existence of any matter of a nature as to which the Indemnitee has been indemnified against under this
Article 8 by the other party hereto (the "INDEMNITOR"), or if such Indemnitee wishes to assert the existence of any other matter as to which the Indemnitee has been indemnified under this Article 8, Indemnitee shall promptly notify Indemnitor in writing with respect thereto, which notice shall state the facts upon which the Indemnitee makes such claim for indemnification, together with reasonable documentation of such claim (the "NOTICE OF CLAIM"). Such notice shall be given within ninety (90) days of the date upon which the Indemnitee becomes aware of the Claim, provided that no failure by an Indemnitee in giving such Notice of Claim shall reduce or otherwise affect the obligation of the Indemnitor to indemnify the Indemnitee with respect thereto, except to the extent that the Indemnitor demonstrates that the defense of such action is prejudiced by the Indemnitee's failure or delay to give such notice.
Indemnitor shall have the right to defend against any such third- party claim provided (i) Indemnitor shall, within ten (10) days after the giving of such Notice by Indemnitee, notify Indemnitee that it disputes such claim, give reasons therefor, and that Indemnitor will, at its own cost and expense, defend the same, and (ii) such defense is instituted and continuously maintained in good faith by Indemnitor. In such event the defense may, if necessary, be maintained in the name of Indemnitee. Indemnitee may, if it so elects, designate its own counsel to participate with the counsel selected by Indemnitor in the conduct of such defense. Indemnitor shall not permit any lien or execution to attach to the assets of the Indemnitee as a result of such claim, and the Indemnitor shall provide such bonds or deposits as shall be necessary to prevent the same. In any event Indemnitee shall be kept fully advised as to the status of such defense. If Indemnitor shall be given notice of a claim as aforesaid and shall fail to notify Indemnitee of its election to defend such claim within the time and as prescribed herein, or after having so elected to defend such claim shall fail to institute and maintain such defense in accordance with the foregoing, or if such defense shall be unsuccessful then, in any such event, the Indemnitor shall fully satisfy and discharge the claim within ten (10) days after notice from Indemnitee requesting Indemnitor to do so.

         8.4 Other Claims. In the event one party hereunder should have a claim for indemnification that does not involve a claim or demand being asserted by a third party, the party seeking indemnification shall promptly send notice of such claim to the party from whom indemnification is sought. If the latter disputes such claim, such dispute shall be resolved by agreement of the parties.

         8.5 Subrogation. The rights of any Indemnitor shall be subrogated to any rights of action which the Indemnitee may have against any other person with respect to any matter giving rise to a claim for indemnification hereunder.

                                   ARTICLE 9.

                                  TERMINATION

         9.1 Termination Date. In the event that the Closing has not occurred on or before September 16, 1996 (the "Termination Date"), the right, duties and obligations of the parties under this Purchase Agreement other than the duties and obligations set forth in SECTION 10.2 AND 10.7 hereof, shall be terminated (except for a breach occurring prior to termination), unless the parties agree in writing to extend such date.

         9.2 Termination Fee. In the event Sellers do not consummate the acquisition contemplated hereby because the conditions to the Closing set forth in SECTION 7.2.13 or 7.2.14 have not been satisfied, or in the event Sellers terminate this Agreement pursuant to the exercise of their fiduciary duties in accordance with SECTION 6.6, then Sellers shall immediately pay to Purchaser an amount in cash equal to the total amount of third-party fees and expenses directly incurred by Purchaser solely in connection with the acquisition contemplated hereby (including, without limitation, fees and expenses payable to Sherrard & Roe, PLC, Weil, Gotshal & Manges LLP, Arthur Andersen LLP, Aon Risk Services Inc., and Equitable Securities Corporation) not to exceed $350,000 in the aggregate. This fee shall serve as the exclusive remedy to Purchaser for any failure by Sellers to close the transactions contemplated by this Agreement as a result of the failure to satisfy the conditions to Closing set forth in Sections 7.2.13 or 7.2.14 or as a result of termination of this Agreement by Sellers pursuant to their exercise of their fiduciary duties in accordance with Section 6.6 or for a breach of Sellers' representation and warranty in Section 4.33 of this Agreement.


                                  ARTICLE 10.

                                 MISCELLANEOUS

         10.1 Survival of Representations and Warranties. Unless otherwise stated herein, each party hereto covenants and agrees that its representations and warranties contained in this Agreement and in any instrument of sale, assignment, conveyance and transfer executed and delivered pursuant to this Agreement shall survive the

Closing for a period of eighteen (18) months; provided, however, that Sellers' representations and warranties in SECTIONS 4.14, 4.17, AND 4.21 (other than subparagraphs (c), (e) and (g) thereunder) shall continue until the expiration of the applicable statute of limitations and Sellers' representations and warranties in SECTIONS 4.2 AND 4.3 and Purchaser's representations and warranties in SECTIONS 5.2 AND 5.3 shall continue indefinitely and without limit.

         10.2    Disclosure and Confidentiality.

                 (a) The parties agree to hold the terms and conditions of this Agreement, and all other agreements contemplated herein, in strict confidence and not to make any disclosure with respect thereto, publicly or privately, other than as jointly agreed by the parties. If a party is required to make any such disclosure by applicable law or stock exchange rules or regulations, it must first provide to the other party the content of the proposed disclosure, the reasons that such disclosure is required by law or stock exchange rules or regulations, and the time and place that the disclosure will be made; provided that the other party shall have the right to review and comment on such proposed disclosure statement prior to its release.

                 (b) Except as reasonably necessary in connection with Purchaser's efforts to obtain the financing needed to accomplish the transactions contemplated by this Agreement, or to the extent required by law, Purchaser shall not disclose or use, and it shall cause its directors, employees, accountants and other agents and representatives and other person or organization who is considering providing financing to the Purchaser in connection with this Agreement and their respective employees, agents, counsel, accountants and advisors (collectively, the "REPRESENTATIVES"), not to disclose or use any information with respect to Sellers, the Division, or its business or assets furnished, or to be furnished by Sellers to Purchaser or any Representative of Purchaser in connection herewith or otherwise obtained by Purchaser or any Representative of Purchaser pursuant to this Agreement (collectively, ("CONFIDENTIAL INFORMATION"), at any time or in any manner other than in connection with its evaluation of the completion of the transactions contemplated by this Agreement; provided that Purchaser may disclose Confidential Information to a person or organization which is considering providing financing to Purchaser in connection with this Agreement after such person or organization has entered into a confidentiality agreement with Sellers on substantially the same terms as the confidentiality agreement dated March 28, 1996 between ASI and Equitable Securities, financial advisor to Purchaser; and further provided that the obligation of Purchaser under this
SECTION 10.2(B) shall not apply to any information which Purchaser can demonstrate (i) is generally available to or known by the public other than as a result of improper disclosure by Purchaser or (ii) is obtained by Purchaser from a source other than Seller, provided that the source was not bound by a duty of confidentiality to Seller or another party with respect to such information. If this Agreement is terminated pursuant to its terms, Purchaser shall promptly return to Sellers and shall insure that each of its Representatives returns to Sellers, any Confidential Information in its or their possession. In the event of any inconsistency between the provisions of this paragraph and the terms of the confidentiality agreements between Sellers, on the one hand, and Purchaser, Equitable Securities or other Representatives, on the other hand, the terms of such confidentiality agreements shall prevail.

         10.3 Brokers. Each party warrants to the other that it has not employed or used the services of any broker or finder in connection with the transaction contemplated by this Agreement except that Purchaser has used the services of Equitable Securities and Purchaser shall pay all fees and expenses due to Equitable Securities. Each party agrees to indemnify and hold the other party harmless from any loss or damage arising from any claim made by any broker or finder allegedly based on the actions of such indemnifying party.

         10.4 Construction. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware without giving effect to conflicts of law provisions. This Agreement and its subject matter have substantial contacts with Delaware, and all actions, suits, or other proceedings with respect to this Agreement shall be brought only in a court of competent jurisdiction sitting in New Castle County, Delaware or in the Federal

District Court having jurisdiction over that County. In any such action, suit, or proceeding, such court shall have personal jurisdiction of all of the parties hereto, and service of process upon them under any applicable statutes, laws, and rules shall be deemed valid and good.

         10.5    Bulk Sales.   Sellers and Purchaser hereby waive compliance
with the Uniform Commercial Code Bulk Sales Act in effect in the State of Texas, to the extent in effect or applicable. Sellers jointly and severally covenant and agree to indemnify, hold harmless and defend Purchaser from, for and against any liability, damage, loss, deficiency or expense (including reasonable attorney's fees) which Purchaser may suffer or sustain as a result of any claims made by creditors of Sellers against Purchaser as a direct result of a failure of the Sellers to comply with the Uniform Commercial Code Bulk Sales Acts to the extent in effect in the State of Texas. Sellers and Purchaser hereby agree to pursue all available exemptions from the bulk sales laws in effect in Ontario and, to the extent that such exemptions are unavailable prior to Closing, Sellers and Purchaser hereby waive compliance with such laws, with it being understood that Sellers shall jointly and severally indemnify Purchaser for any losses arising as a result of the non-compliance with such laws, excluding in all events any failure of Purchaser to pay any Assumed Liability.

         10.6 Amendments. Any provision of this Agreement may be amended or waived provided that any such amendment or waiver shall only be binding on a party if set forth in a writing executed by such party.

         10.7 Expenses. Except as provided in SECTIONS 3.3(B) AND 9.2 hereof, each party hereto shall pay its own fees and expenses incurred in connection with this transaction.

         10.8 Completeness of Agreement. This Agreement, and the Schedules hereto and the other documents referred to or provided for herein represent the entire contract among the parties with respect to the subject matter hereof, and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof.

         10.9 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, personal representatives, heirs and assigns, but neither the Agreement nor any of the rights hereunder shall be assigned by any party hereto without the prior written consent of the other party, provided that Sellers hereby consent to the assignment by Purchaser of its benefits hereunder to its financing sources as security for borrowings, to Tri-Star, any Affiliate of Tri-Star or to any Affiliates of Purchaser including assignment of Purchaser's right to acquire the Canadian assets to a Canadian Affiliate of Purchaser; subject to the Canadian Affiliate assuming jointly and severally with the Purchaser all liabilities and obligations related to the Purchased Assets hereunder and to indemnify Sellers under the provisions of Article 8 hereof.

         10.10 Notices. Any notice, request, demand, waiver, consent, or other communication required or permitted hereunder shall be in writing and shall be deemed given when actually delivered, as follows:



To Purchaser:             Maple Leaf Aerospace, Inc.
                          1408 Northridge
                          South Lake, Texas  76052
                          Attention:       Quentin P. Bourjeaurd, President


With a copy to:           Sherrard & Roe, PLC
                          424 Church Street, Suite 2000
                          Nashville, Tennessee 37219
                          Attention:       Donald I. N. McKenzie, Esq.

With a copy (which
shall not constitute
notice) to:               Odyssey Partners, L.P.
                          31 West 52nd Street
                          New York, New York  10019
                          Attention:  Stephen Berger

With a copy (which
shall not constitute
notice) to:               Weil, Gotshal & Manges LLP
                          767 Fifth Avenue
                          New York, New York  10153
                          Attention:  Simeon Gold, Esq.

To Sellers:               Aviall Services, Inc.
                          2055 Diplomat Drive
                          Dallas, Texas 75234
                          Attention:  Jeffrey J. Murphy, Esq.

                          and

                          Aviall (Canada) Ltd.
                          2055 Diplomat Drive
                          Dallas, Texas 75234
                          Attention:  Jeffrey J. Murphy, Esq.

With a copy to:           Haynes and Boone, LLP
                          901 Main Street, Suite 3100
                          Dallas, Texas 75202
                          Attention:  Janice V. Sharry, Esq.


or to such other person or address as a party shall furnish the other parties in writing.

         10.11 Counterparts. This Agreement and any of the ancillary agreements contemplated hereby may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other.

         10.12 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their respective successors, personal representatives, heirs, and permitted assigns, and they shall not be construed as conferring any rights on any other persons, including without limitation, any employees of Sellers.

         10.13 Headings. Information set forth in the Schedules hereto is deemed to have been disclosed for all purposes of this Agreement and is incorporated herein and made a part of this Agreement. The headings contained in this Agreement are inserted for convenience only and shall not constitute a part hereof.

                                   * * * * *

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.



                                    MAPLE LEAF AEROSPACE INC.



                                    By:      /s/ QUENTIN P. BOURJEAURD
                                             ----------------------------------
                                             Quentin P. Bourjeaurd, President


                                    By:      /s/ MUZZI MIRZA
                                             ----------------------------------
                                             Muzzi Mirza, Vice President


                                    AVIALL SERVICES, INC.


                                    By:      /s/ ERIC E. ANDERSON
                                             ----------------------------------
                                             Eric E. Anderson
                                             President


                                    AVIALL (CANADA) LTD.



                                    By:      /s/ ERIC E. ANDERSON
                                             ----------------------------------
                                             Eric E. Anderson
                                             President

                                   EXHIBIT A


                             CERTAIN DEFINED TERMS

         "ACCOUNTS RECEIVABLE":  as defined in Section 1.1.

         "ADJUSTMENT PERIOD":  as defined in Section 3.1.

         "AFFILIATE": with respect to any person, means any other person controlling, controlled by, or under common control with such first person.

         "AGREEMENT":  as defined in the first paragraph of this Agreement.

         "ASI":  as defined in the first paragraph of this Agreement.

         "ASSUMED LIABILITIES":  as defined in Section 2.1.

         "AVIALL CANADA":  as defined in the first paragraph of this Agreement.

         "BEST EFFORTS": means the efforts that a prudent person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such person of this Agreement and the Contemplated Transaction.

         "BOURJEAURD": as defined in the third Whereas clause of this Agreement.

         "BUSINESS":  as defined in the first Whereas clause of this Agreement.

         "CASH EQUIVALENT": those items specified in Section 1.2 or as listed on Schedule 1.2.

         "CODE":  means the Internal Revenue Code of 1986 as amended.

         "CLOSING":  as defined in Section 1.3.

         "CLOSING DATE":  as defined in Section 1.3.

         "CONTRACTS": as defined in Section 4.13.

         "DIVISION":  as defined in the first Whereas clause of this Agreement.

         "EMPLOYEE BENEFIT PLAN":  as defined in Section 4.21.

         "ENVIRONMENTAL LAWS" means all federal, state, provincial local or foreign laws (including common law), statutes, codes, ordinances, rules, regulations or other requirements relating to the environment, or natural resources and any transfer of ownership notification or approval statutes, and includes, but is not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.) ("CERCLA"), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Federal Water Pollution Control Act 33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C.
         Section  7401 et seq.) the Toxic Substances Control Act (15 U.S.C.
         Section 2601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act (42 U.S.C. Section 6901 et seq.), the Safe Drinking Water Act (42 U.S.C. Section 3001 et seq.), the Canadian Environmental Protection Act CR.S.C. 1985, c.16 (4th Supp.) (as amended), the Transportation of Dangerous Goods Act, 1992 (S.C. 1992, c.34, (as amended) and the Fisheries Act CR.S.C. 1985, C.F. - 14, (as amended), as such laws have been amended or supplemented, and including any rules, regulations, orders, decrees, plans, codes, judgments, injunctions, requirements issued, entered, approved or promulgated thereunder, relating to pollution or protection of the environment, including without limitation, laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials used, released or generated by Sellers, or their affiliates in connection with the conduct of the Business in, into, onto or upon the environment (including, without limitation, ambient air, surface water, ground water, land, or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, accumulation, storage, disposal, transport or handling of Hazardous Materials.

         "EQUITABLE SECURITIES" means Equitable Securities Corporation

         "EXCLUDED ASSETS": as defined in Section 1.2.

         "EXCLUDED INVENTORY":  as defined in Section 1.2.

         "GOODWILL":  as defined in Section 1.1.

         "HAZARDOUS MATERIAL": means (i) any element, compound or chemical that is defined, listed or otherwise classified as a toxic pollutant, hazardous substance, extremely hazardous substance, toxic substance, hazardous waste or special waste under any Environmental Laws; (ii) petroleum and its derivatives and refined fractions; (iii) any polychlorinated biphenyls, (iv) any urea, formaldehydes or foam insulation; (v) any flammable, explosive or radioactive materials; and
         (vi) any asbestos-containing materials requiring removal under Environmental Laws.

         "HSR ACT":  as defined in Section 6.2.

         "INTERCOMPANY PAYABLE" means any amount owing or payable by the Division to (i) any other unit or entity within the Division or (ii) Sellers or any Affiliate of Sellers as of the Closing Date, including officers, stockholders or employees Affiliated with the Division.

         "INTERCOMPANY RECEIVABLE" means any amount owed or payable to the Division from (i) any other unit or entity within the Business, or
         (ii) Sellers or any Affiliate of Sellers as of the Closing Date, including officers, stockholders or employees Affiliated with the Division.

         "LICENSES, PERMITS AND APPROVALS": as defined in Section 1.1.

         "LIENS": as defined in Section 4.19.

         "LIMITED CURRENT LIABILITIES": as defined in Section 2.1.

         "MATERIAL ADVERSE CHANGE" OR "MATERIAL ADVERSE EFFECT": A change occurring or an effect to occur, as the case may be, which would adversely and materially result in a change in or effect upon the





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         Purchased Assets, the Assumed Liabilities, condition (financial or otherwise), operating results, employee or customer relations, business activities or business prospects of the Division.

         "OCCURRENCE": as defined in Section 2.1.

         "ORDINARY COURSE OF BUSINESS": an action taken by Sellers or Purchaser, as the case may be, will be deemed to have been taken in the "Ordinary Course of Business" only if:

                 (a) such action is consistent with past practices and is taken in the ordinary course of normal day-to-day operations;

                 (b) such action is not required to be authorized by the board of directors of Sellers or Purchaser, as the case may be, (or by any person or group of persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of Sellers or Purchaser, as the case may be.

         "1996 INVENTORY": as defined in Section 3.1.

         "PREPAID ASSETS":  as defined in Section 1.1.

         "PROPRIETARY RIGHTS":  as defined in Section 1.1.

         "PURCHASE PRICE": as defined in Section 3.1.

         "PURCHASED ASSETS":  as defined in Section 1.1.

         "PURCHASER":  as defined in the first paragraph of this Agreement.

         "RECORDS":  as defined in Section 1.1.

         "REDEEMED LIABILITIES": as defined in Section 2.2.

         "RETAINED LIABILITIES": as defined in Section 2.2.

         "SALABLE": means inventory that is not technically obsolete nor broken and that has the necessary documentation and certificates for sale in the Ordinary Course of Business.

         "SECURITIES ACT":  means the Securities Act of 1933, as amended

         "SELLER":  as defined in the first paragraph of this Agreement.

         "SELLER INDEMNIFIED PARTIES": as defined in Section 8.2.

         "SELLER INSURED PARTIES": as defined in Section 6.15.1.

         "SELLERS":  as defined in the first paragraph of this Agreement.

         "SELLERS' KNOWLEDGE": shall mean the actual knowledge after due and reasonable inquiry, including inquiry of Quentin P. Bourjeaurd, of Sellers or their respective executive officers or directors.

         "SETTLEMENT DATE":  as defined in Section 3.4.

         "SETTLEMENT DATE NET ASSETS STATEMENT": as defined in Section 3.1(b).

         "TANGIBLE PERSONAL PROPERTY, INVENTORY AND SUPPLIES":  as defined in
         Section 1.1.

         "TAXES" means (i) all taxes (whether federal, state, local provincial or foreign) based upon or measured by income and any other tax whatsoever, including gross receipts, profits, sales, excise, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, real property or other property taxes, together with any interest or penalties imposed with respect thereto) and (ii) any obligations under any agreements or arrangements with respect to any Taxes described in clause (i) above.





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